     As filed with the Securities and Exchange Commission on February 28, 1996

                                                  File No. 811-7302


     --------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549



                                      FORM N-1A

                                REGISTRATION STATEMENT

                      UNDER THE INVESTMENT COMPANY ACT OF 1940
                                                   ____
                              Amendment No. 5     / X /


                             GLOBAL HIGH INCOME PORTFOLIO

                  (Exact Name of Registrant as Specified in Charter)

                           50 California Street, 27th Floor
                           San Francisco, California  94111

                       (Address of Principal Executive Offices)


          Registrant's Telephone Number, including Area Code:  415-392-6181


                               David J. Thelander, Esq.
                              Assistant General Counsel
                             LGT Asset Management, Inc.
                           50 California Street, 27th Floor
                           San Francisco, California  94111

                       (Name and Address of Agent for Service)

     --------------------------------------------------------------------------

                                  EXPLANATORY NOTE


              This Amendment to the Registration Statement of Global High Income Portfolio has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the "1940 Act"). However, beneficial interests in the Registrant have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Amendment to the Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

                             GLOBAL HIGH INCOME PORTFOLIO
                                CROSS-REFERENCE SHEET


       Item No. of Part A of
       Form N-1A                                                         Captions in Document
       ---------------------                                             --------------------

       1.      Cover Page  . . . . . . . . . . . . . . . . . . . . . .   [Not Applicable]

       2.      Synopsis  . . . . . . . . . . . . . . . . . . . . . . .   [Not Applicable]

       3.      Condensed Financial Information   . . . . . . . . . . .   [Not Applicable]
       4.      General Description of Registrant   . . . . . . . . . .   General Description of Registrant

       5.      Management of the Fund  . . . . . . . . . . . . . . . .   Management of the Portfolio
       6.      Capital Stock and Other Securities  . . . . . . . . . .   Capital Stock and Other Securities

       7.      Purchase of Securities Being Offered  . . . . . . . . .   Purchase of Securities

       8.      Redemption or Repurchase  . . . . . . . . . . . . . . .   Redemption or Repurchase
       9.      Pending Legal Proceedings   . . . . . . . . . . . . . .   Pending Legal Proceedings





       Item No. of Part B of
       Form N-1A                                                         Captions in Document
       ----------------------                                            --------------------

       10.     Cover Page  . . . . . . . . . . . . . . . . . . . . . .   [Not Applicable]

       11.     Table of Contents   . . . . . . . . . . . . . . . . . .   Table of Contents
       12.     General Information and History   . . . . . . . . . . .   General Information and History

       13.     Investment Objectives and Policies  . . . . . . . . . .   Investment Objectives and Policies
       14.     Management of the Registrant  . . . . . . . . . . . . .   Management of the Portfolio

       15.     Control Persons and Principal Holders of Securities   .   Control Persons and Principal Holders of
                                                                         Securities

       16.     Investment Advisory and Other                             Investment Advisory and Other Services
               Services  . . . . . . . . . . . . . . . . . . . . . . .
       17.     Brokerage Allocation  . . . . . . . . . . . . . . . . .   Brokerage Allocation and Other Practices






       18.     Capital Stock and Other Securities  . . . . . . . . . .   Capital Stock and Other Securities

       19.     Purchase, Redemption and Pricing of Securities Being      Purchase, Redemption and Pricing of
               Offered   . . . . . . . . . . . . . . . . . . . . . . .   Securities
       20.     Tax Status  . . . . . . . . . . . . . . . . . . . . . .   Tax Status

       21.     Underwriters  . . . . . . . . . . . . . . . . . . . . .   [Not Applicable]

       22.     Calculation of Performance Data   . . . . . . . . . . .   [Not Applicable]
       23.     Financial Statements                                      Financial Statements


                             GLOBAL HIGH INCOME PORTFOLIO

                          CONTENTS OF REGISTRATION STATEMENT

     This registration statement of Global Investment Portfolio contains the following documents:

              Facing Sheet

              Contents of Registration Statement

              Cross-Reference Sheet

              Part A

              Part B

              Part C

              Signature Page

              Exhibits

                                       PART A


              Responses to Items 1 through 3 have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

     Item 4.  General Description of Registrant.
     ------------------------------------------

              Global High Income Portfolio (the "Portfolio") is a non-diversified, open-end management investment company which was organized, under its former name, Global Utilities Portfolio, as a trust under the laws of the State of New York on April 27, 1992.

              Beneficial interests in the Portfolio are offered solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Amendment to the Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

              The Portfolio's investment manager is LGT Asset Management, Inc. ("LGT Asset Management"), formerly G.T. Capital Management, Inc. LGT Asset Management and its worldwide affiliates are part of Liechtenstein Global Trust, formerly BIL GT Group Limited, a provider of global asset management and private banking products and services to individual and institutional investors. The Portfolio primarily seeks high current income and secondarily seeks capital appreciation. The Portfolio seeks its objectives by normally investing at least 65% of its total assets in debt securities of issuers in emerging markets. There is no assurance that the Portfolio's investment objectives will be achieved. The Portfolio invests in the following types of debt securities: bonds, notes and debentures of emerging market governments; securities issued or guaranteed by such governments' agencies or instrumentalities; securities issued or guaranteed by the central banks of emerging market countries; securities issued by other banks and companies in such countries; and securities denominated in or indexed to the currencies of emerging markets. As used in this Amendment to the Registration Statement, an issuer in an emerging market is an entity: (a) for which the principal securities trading is an emerging market, as defined below; (b) that (alone or on a consolidated basis) derives 50% or more of its total revenue from either goods produced, sales made or services performed in emerging markets, provided that, in LGT Asset Management's view, the value of such issuer's securities will tend to reflect emerging market developments to a greater extent than developments elsewhere; or (c) organized under the laws of, or with a principal office in, an emerging market. The Portfolio's investments in emerging market securities may consist substantially of Brady Bonds and other sovereign debt securities issued by emerging market governments. "Sovereign debt securities" are those issued by emerging market governments that are traded in the markets of developed countries or groups of developed countries. See "Brady Bonds," below.



              Under normal circumstances, the Portfolio may invest up to 35% of its total assets in a combination of (i) equity securities of issuers in emerging markets included in the list below; (ii) equity and debt securities of issuers in developed countries, including the United States;
     (iii) securities of issuers in emerging markets not included in the list of emerging markets below, if investing therein becomes feasible and desirable subsequent to the date hereof; and (iv) cash and money market instruments. In evaluating investments in securities of issuers in developed markets, LGT Asset Management will consider, among other things, the business activities of the issuer in emerging markets and the impact that developments in emerging markets are likely to have on the issuer's financial condition.



              The Portfolio considers "emerging markets" to consist of all countries determined by LGT Asset Management to have developing or emerging economies and markets. These countries generally include every country in the world except the United States, Canada, Japan, Australia, New Zealand and most countries located in Western Europe. For purposes of the Portfolio's policy of normally investing at least 65% of its total assets in debt securities of issuers in emerging markets, emerging markets include the following countries:





       Algeria              Finland             Mauritius        Republic of Slovakia
       Argentina            Ghana               Mexico             South Africa
       Bolivia              Greece              Morocco          South Korea
       Botswana             Hong Kong           Nicaragua        Sri Lanka
       Brazil               Hungary             Nigeria          Swaziland
       Chile                India               Pakistan         Taiwan
       China                Indonesia           Panama           Thailand
       Colombia             Israel              Peru             Turkey
       Costa Rica           Ivory Coast         Philippines      Uruguay
       Cyprus               Jamaica             Poland           Venezuela
       Czech Republic       Jordan              Portugal         Zimbabwe
       Ecuador              Kenya               Russia
       Egypt                Malaysia            Singapore


              Although  the  Portfolio  considers   each  of  the  above  listed
     countries eligible for investment pursuant to the above described 65% of total assets investment policy, the Portfolio will not be invested in all such markets at all times. Moreover, investing in some of those markets currently may not be desirable or feasible, due to the lack of adequate custody arrangements for the Portfolio's assets, overly burdensome repatriation and similar restrictions, the lack of organized and liquid securities markets, unacceptable political risks or for other reasons. The Portfolio may invest up to 15% of its assets in illiquid securities.


              Under normal circumstances, substantially all of the Portfolio's assets will be invested in debt securities of both governmental and corporate issuers in emerging markets. Emerging markets debt securities generally are considered to have a credit quality below "investment grade," i.e., rated below the fourth highest ratings category of Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Services ("S&P") or, if unrated, determined to be of comparable quality by LGT Asset Management. Lower grade securities involve a high degree of risk and are predominantly speculative. The Portfolio may also use instruments (including forward currency contracts) often referred to as "derivatives." See "Options, Futures and Forward Currency Transactions." Many emerging market debt securities are not rated by U.S. ratings agencies such as Moody's and S&P. These debt securities are the equivalent of high yield, high risk bonds, commonly known as "junk bonds." The Portfolio's ability to achieve its investment objectives is thus more dependent on LGT Asset Management's credit analysis. The Portfolio may invest in securities that are in default in payment of principal and/or interest.



              The Portfolio may invest in bank loan participations and assignments, which are fixed and floating rate loans arranged through private negotiations between foreign entities. See "Loan Participation Assignments" below. The Portfolio may invest up to 15% of its net assets in illiquid securities.


              Other Information Regarding the Portfolio. The approval of the investors in the Portfolio is not required to change the investment objectives, policies or limitations of the Portfolio, unless otherwise specified. Written notice shall be provided to investors in the Portfolio at least 30 days prior to any changes in the Portfolio's investment objectives.

                                  General Policies


              Temporary Defensive Strategies. The Portfolio retains the flexibility to respond promptly to changes in market, economic or
     political  conditions.     Accordingly,  in  the  interest   of  preserving
     shareholders'  capital  and  consistent  with  the  Portfolio's  investment objectives, LGT Asset Management may employ a temporary defensive investment strategy if it determines such a strategy to be warranted due to market, economic or political conditions. Pursuant to such a defensive strategy, the Portfolio temporarily may hold cash (U.S. dollars, foreign currencies or multinational currency units) and/or invest up to 100% of its assets in high quality debt securities or money market instruments of U.S. or foreign issuers, and most or all of the Portfolio's investments may be made in the United States and denominated in U.S. dollars. To the extent the Portfolio employs a temporary defensive investment posture, it will not be invested so as to directly achieve its investment objectives.


              In addition, pending investment of proceeds from investments in the Portfolio or to meet ordinary daily cash needs, the Portfolio temporarily may hold cash (U.S. dollars, foreign currencies or multinational currency units) and may invest any portion of its assets in high quality foreign or domestic money market instruments.

              Asset  Allocation.   The  Portfolio  invests  in  debt obligations
     allocated among diverse markets and denominated in various currencies, including U.S. dollars, or in multinational currency units such as European Currency Units. The Portfolio may purchase securities that are issued by the government or a company or financial institution of one country but denominated in the currency of another country (or a multinational currency unit).


              LGT Asset Management selectively will allocate the assets of the Portfolio in securities of issuers in countries and in currency denominations where the combination of fixed income market returns, the price appreciation potential of fixed income securities and currency exchange rate movements will present opportunities primarily for high current income and secondarily for capital appreciation. In so doing, LGT Asset Management intends to take full advantage of the different yield, risk and return characteristics that investment in the fixed income markets of different countries can provide for U.S. investors. Fundamental economic strength, credit quality and currency and interest rate trends will be the principal determinants of the emphasis given to various country, geographic and industry sectors within the Portfolio. Securities held by the Portfolio may be invested in without limitation as to maturity.



              LGT Asset Management generally evaluates currencies on the basis of fundamental economic criteria (e.g., relative inflation and interest rate levels and trends, growth rate forecasts, balance of payments status and economic policies) as well as technical and political data. If the currency in which a security is denominated appreciates against the U.S. dollar, the dollar value of the security will increase. Conversely, if the exchange rate of the foreign currency declines, the dollar value of the security will decrease. However, the Portfolio may seek to protect itself against such negative currency movements through the use of sophisticated investment techniques. See "Options, Futures and Forward Currency Transactions" and "Swaps, Caps, Floors and Collars."



              Brady Bonds. The Portfolio may invest in "BradyBonds," which are debt restructurings that provide for the exchange of cash and loans for newly issued bonds. Brady Bonds recently have been issued by The countries of, among others, Argentina, Brazil, Bulgaria, Costa Rica, Dominican Republic, Jordan, Mexico, Nigeria, Philippines, Poland, Uruguay, Venezuela, and are expected to be issued by Ecuador and other emerging market countries. Approximately $139 billion in principal amount of Brady Bonds are outstanding, the largest portion having been issued by Brazil and Argentina. Brady Bonds issued by Brazil and Argentina currently are rated below investment grade. As of the date hereof, the Portfolio is not aware of the occurrence of any payment defaults on Brady Bonds. Investors should recognize, however, that Brady Bonds have been issued only recently and, accordingly, do not have a long payment history. Brady Bonds may be collateralized or uncollateralized, are issued in various currencies (primarily the U.S. dollar) and are actively traded in the secondary market for Latin American debt. The Salomon Brothers Brady Bond Index provides a benchmark that can be used to compare returns of emerging market Brady Bonds with returns in other bond markets, e.g., the U.S. bond market.


              The Portfolio may invest in either collateralized or uncollateralized Brady Bonds. U.S. dollar-denominated, collateralized Brady Bonds, which may be fixed rate par bonds or floating rate discount bonds, are collateralized in full as to principal by U.S. Treasury zero coupon bonds having the same maturity as the bonds. Interest payments on such bonds generally are collateralized by cash or securities in an amount that, in the case of fixed rate bonds, is equal to at least one year of rolling interest payments or, in the case of floating rate bonds, initially is equal to at least one year's rolling interest payments based on the applicable interest rate at that time and is adjusted at regular intervals thereafter.

              Loan Participations and Assignments. The Portfolio may invest in fixed and floating rate loans ("Loans") arranged through private negotiations between a foreign entity and one or more financial institutions ("Lenders"). The majority of the Portfolio's investments in Loans in emerging markets is expected to be in the form of participations in Loans ("Participations") and assignments of portions of Loans from third parties ("Assignments"). Participations typically will result in the Portfolio having a contractual relationship only with the Lender, not with the borrower government. The Portfolio will have the right to receive payments of principal, interest and any fees to which it is entitled only from the Lender selling the Participation and only upon receipt by the Lender of the payments from the borrower. In connection with purchasing Participations, the Portfolio generally will have no right to enforce compliance by the borrower with the terms of the loan agreement relating to the loan ("Loan Agreement"), nor any rights of set-off against the borrower, and the Portfolio may not directly benefit from any collateral supporting the Loan in which it has purchased the Participation. As a result, the Portfolio will assume the credit risk of both the borrower and the Lender that is selling the Participation.


              In the event of the insolvency of the Lender selling a Participation, the Portfolio may be treated as a general creditor of the Lender and may not benefit from any set-off between the Lender and the borrower. The Portfolio will acquire Participations only if the Lender interpositioned between the Portfolio and the borrower is determined by LGT Asset Management to be creditworthy. When the Portfolio purchases Assignments from Lenders, the Portfolio will acquire direct rights against the borrower on the Loan. However, since Assignments are arranged through private negotiations between potential assignees and assignors, the rights and obligations acquired by the Portfolio as the purchaser of an Assignment may differ from, and be more limited than, those held by the assigning Lender.


              The Portfolio may have difficulty disposing of Assignments and Participations. The liquidity of such securities is limited and the Portfolio anticipates that such securities could be sold only to a limited number of institutional investors. The lack of a liquid secondary market could have an adverse impact on the value of such securities and on the Portfolio's ability to dispose of particular Assignments or Participations when necessary to meet the Portfolio's liquidity needs or in response to a specific economic event, such as a deterioration in the creditworthiness of the borrower. The lack of a liquid secondary market for Assignments and Participations also may make it more difficult for the Portfolio to assign a value to those securities for purposes of valuing the Portfolio's portfolio and calculating its net asset value. The investment of the Portfolio in illiquid securities, including Assignments and Participations, is limited to 15% of net assets.


              When-Issued and Forward Commitment Securities. The Portfolio may purchase securities on a "when-issued" basis and may purchase or sell debt securities on a "forward commitment" basis in order to hedge against anticipated changes in interest rates and prices. The price, which is generally expressed in yield terms, is fixed at the time the commitment is made, but delivery and payment for the securities take place at a later date. When-issued securities and forward commitments may be sold prior to the settlement date, but the Portfolio will purchase or sell when-issued securities and forward commitments only with the intention of actually receiving or delivering the securities, as the case may be. No income accrues on securities which have been purchased pursuant to a forward commitment or on a when-issued basis prior to delivery of the securities.

     If the Portfolio disposes of the right to acquire a when-issued security prior to its acquisition or disposes of its right to deliver or receive against a forward commitment, it may incur a gain or loss. At the time the Portfolio enters into a transaction on a when-issued or forward commitment basis, a segregated account consisting of cash or high grade liquid debt securities equal to the value of the when-issued or forward commitment securities will be established and maintained with its custodian and will be marked to market daily. There is a risk that the securities may not be delivered and that the Portfolio may incur a loss.



              Borrowing. The Portfolio is authorized to borrow money from banks in an amount up to 33 1/3% of its total assets (including the amount borrowed), less all liabilities and indebtedness other than the borrowings and may use the proceeds of such borrowings for investment purposes. The Portfolio will borrow for investment purposes only when LGT Asset Management believes that such borrowings will benefit the Portfolio after taking into account considerations such as the costs of the borrowing and the likely investment returns on the securities purchased with the borrowed monies.


              Borrowing for investment purposes is known as leveraging, which is a speculative practice. Such borrowing by the Portfolio creates the opportunity for increased net income and appreciation but, at the same time, involves special risk considerations. For example, leveraging might exaggerate changes in net asset value and in the yield realized by the Portfolio. Although the principal of such borrowings will be fixed, the Portfolio's assets may change in value during the time the borrowing is outstanding. By leveraging the Portfolio, changes in net asset values, higher or lower, may be greater in degree than if leverage were not employed. To the extent the income derived from the assets obtained with borrowed funds exceeds the interest and other expenses that the Portfolio will have to pay, the Portfolio's net income will be greater than if borrowing were not used. Conversely, if the income from the assets obtained with borrowed funds is not sufficient to cover the cost of borrowing, the net income of the Portfolio will be less than if borrowing were not used, and therefore the amount available for distribution to investors as dividends will be reduced. The Portfolio expects that some of its borrowings may be made on a secured basis.

              In addition to the foregoing borrowings, the Portfolio may borrow money for temporary or emergency purposes or payments in an amount not exceeding 5% of the value of its total assets (not including the amount borrowed) provided that the total amount borrowed by the Portfolio for any purpose does not exceed 33 1/3% of its total assets.

              Repurchase Agreements, Reverse Repurchase Agreements and Dollar Rolls. The Portfolio may enter into repurchase agreements. Repurchase agreements are transactions in which the purchaser buys a security from a bank or recognized securities dealer and simultaneously commits to resell that security to the bank or dealer at an agreed upon price, date and market rate of interest unrelated to the coupon rate or maturity of the purchased security.

              The Portfolio  may also  enter into reverse  repurchase agreements with the same parties with whom it may enter into repurchase agreements. Under a reverse repurchase agreement, the Portfolio would sell securities and agree to repurchase them at a particular price at a future date. At the time the Portfolio enters into a reverse repurchase agreement, it will establish and maintain a segregated account with an approved custodian containing cash or liquid high grade debt securities having a value not less than the repurchase price, including accrued interest. Reverse repurchase agreements involve the risk that the market value of the securities retained in lieu of sale by the Portfolio may decline below the price of the securities the Portfolio has sold but is obligated to repurchase. In the event the buyer of securities under a reverse repurchase agreement files for bankruptcy or becomes insolvent, such buyer or its trustee or receiver may receive an extension of time to determine whether to enforce the Portfolio's obligation to repurchase the securities, and the Portfolio's use of the proceeds of the reverse repurchase agreement may effectively be restricted pending such decision.

              The Portfolio also may enter into "dollar rolls," in which the Portfolio sells fixed income securities for delivery in the current month and simultaneously contracts to purchase substantially similar (same type, coupon and maturity) securities on a specified future date. During the roll period, the Portfolio would forego principal and interest paid on such securities. The Portfolio would be compensated by the difference between the current sales price and the forward price for the future purchase, as well as by the interest earned on the cash proceeds of the initial sale.

              Reverse repurchase agreements and dollar rolls will be treated as borrowings and will be deducted from the Portfolio's assets for purposes of calculating compliance with the Portfolio's borrowing limitation. See "Investment Limitations."


              Securities Lending. The Portfolio is authorized to make loans of its portfolio securities to broker/dealers or to other institutional investors. At all times a loan is outstanding, the Portfolio requires the borrower to maintain with the Portfolio's custodian, collateral consisting of cash, U.S. government securities or other liquid, high grade debt securities equal to at least the value of the borrowed securities, plus any accrued interest. The Portfolio will receive any interest paid on the loaned securities and a fee and/or a portion of the interest earned on the collateral. The Portfolio limits its loans of portfolio securities to an aggregate of 30% of the value of its total assets, measured at the time any such loan is made. The risks in lending portfolio securities, as with other extensions of secured credit, consist of possible delays in receiving additional collateral or in recovery of the loaned securities and possible loss of rights in the collateral should the borrower fail financially.


              Zero Coupon Securities. The Portfolio may invest in certain zero coupon securities that are "stripped" U.S. Treasury notes and bonds. The Portfolio also may invest in zero coupon and other deep discount securities issued by foreign governments and domestic and foreign corporations, including certain Brady Bonds and other Sovereign debt, and in payment-in-kind securities. Zero coupon securities pay no interest to holders prior to maturity, and payment-in-kind securities pay interest in the form of additional securities. However, a portion of the original issue discount on zero coupon securities and the "interest" on payment-in-kind securities will be included in the Portfolio's income. Accordingly, for an investor in the Portfolio to qualify for tax treatment as a regulated investment company and to avoid a certain excise tax, it may be required to distribute as a dividend an amount that is greater than the total amount of cash it actually receives. These distributions must be made from its cash assets or, if necessary, from the proceeds of sales of portfolio securities. The investor will not be able to purchase additional income-producing securities with cash used to make such distributions and its current income ultimately may be reduced as a result. Zero coupon and payment-in-kind securities usually trade at a deep discount from their face or par value and will be subject to greater fluctuations of market value in response to changing interest rates than debt obligations of comparable maturities that make current distributions of interest in cash.


              Synthetic Security Positions. The Portfolio may utilize combinations of futures on bonds and forward currency contracts to create investment positions that have substantially the same characteristics as bonds of the same type as those to which the futures contracts relate. Investment positions of this type are generally referred to as "synthetic securities." For example, in order to establish a synthetic security position for the Portfolio that is comparable to owning a Japanese government bond, LGT Asset Management might purchase futures contracts on Japanese government bonds in the desired principal amount and purchase forward currency contracts for Japanese Yen in an amount equal to the then current purchase price for such bonds in the Japanese cash market, with each contract having approximately the same delivery date.



              LGT Asset Management might roll over the futures and forward currency contract positions before taking delivery in order to continue the Portfolio's investment position, or LGT Asset Management might close out those positions, thus effectively selling the synthetic security. Further, the amount of each contract might be adjusted in response to market conditions and the forward currency contract might be changed in amount or eliminated in order to eliminate the Portfolio's exposure to currency fluctuations.

              Further, while these futures and currency contracts remain open, the Portfolio will comply with applicable Securities and Exchange Commission guidelines to set aside cash, U.S. government securities or other liquid high grade debt securities in a segregated account with its custodian in an amount sufficient to cover its potential obligations under such contracts.



              LGT Asset Management would create synthetic security positions for the Portfolio when it believes that it can obtain a better yield or achieve cost savings in comparison to purchasing actual bonds or when comparable bonds are not readily available in the market. Synthetic security positions are subject to the risk that changes in the value of purchased futures contracts may differ from changes in the value of the bonds that might otherwise have been purchased in the cash market. Also, while LGT Asset Management believes that the cost of creating synthetic security positions generally will be materially lower than the cost of acquiring comparable bonds in the cash market, the Portfolio will incur transaction costs in connection with each purchase and sale of a futures contract. The use of futures contracts and forward currency contracts to create synthetic security positions also is subject to substantially the same risks as those that exist when these instruments are used in connection with hedging strategies. See "Options, Futures and Forward Currency Transactions" below.



              Options, Futures and Forward Currency Transactions. In seeking to protect against currency exchange rate or interest rate changes that are adverse to its present or prospective positions, the Portfolio may employ certain risk management practices involving the use of forward currency contracts, options on securities, options on indices, options on currencies, and futures contracts and options on futures contracts on U.S. and foreign government securities, indices of those securities and currencies. LGT Asset Management can also use futures contracts and forward currency contracts to create synthetic security positions. See "Synthetic Security Positions." The Portfolio also may enter into interest rate, currency and index swaps and purchase or sell related caps, floors and collars and other derivatives. See "Swaps, Caps, Floors and Collars" below. These instruments are often referred to as "derivatives" which may be defined as financial instruments whose performance is derived, at least in part, from the performance of another asset (such as a security, currency or an index of securities). The Portfolio may enter into such instruments up to the full value of its assets. There can be no assurance that these risk management practices will succeed. Those techniques are described below and are further detailed in Part B.

              Only a limited market, if any, currently exists for forward currency contracts and options and futures instruments relating to currencies of most emerging markets, to securities denominated in such currencies or to securities of issuers domiciled or principally engaged in business in such emerging markets. To the extent that such a market does not exist, LGT Asset Management may not be able to effectively hedge its investment in such emerging markets.



              To attempt  to hedge against  adverse movements  in exchange rates between currencies, the Portfolio may enter into forward currency contracts for the purchase or sale of a specified currency at a specified future date. Such contracts may involve the purchase or sale of a foreign currency against the U.S. dollar or may involve two foreign currencies. The Portfolio may enter into forward currency contracts either with respect to specific transactions or with respect to its portfolio positions. For example, when the Portfolio anticipates making a purchase or sale of a security, it may enter into a forward currency contract in order to set the rate (either relative to the U.S. dollar or another currency) at which a currency exchange transaction related to the purchase or sale will be made. Further, when LGT Asset Management believes that a particular currency may decline compared to the U.S. dollar or another currency, the Portfolio may enter into a forward contract to sell the currency LGT Asset Management expects to decline in an amount up to the value of the portfolio securities held by the Portfolio denominated in a foreign currency. The Portfolio also may purchase and sell put and call options on currencies, futures contracts on currencies and options on futures contracts on currencies to hedge against movements in exchange rates.



              In  addition, the  Portfolio may  purchase and  sell put  and call options on securities to hedge against the risk of fluctuations in the prices of securities held by the Portfolio or that LGT Asset Management intends to include in the Portfolio's portfolio. The Portfolio also may buy and sell put and call options on indices. Such index options serve to hedge against overall fluctuations in the securities markets or market sectors generally, rather than anticipated increases or decreases in the value of a particular security.


              Further, the Portfolio may sell index futures contracts and may purchase put options or write call options on such futures contracts to protect against a general market or market sector decline that could adversely affect the Portfolio's portfolio. The Portfolio also may buy index futures contracts and purchase call options or write put options on such contracts to hedge against a general market or market sector advance and thereby attempt to lessen the cost of future securities acquisitions. The Portfolio may use interest rate futures contracts and options thereon to hedge its portfolio against changes in the general level of interest rates.

              In addition,  the Portfolio may  write and purchase  put and  call
     options  on   securities,  currencies  and  indices   that  are  traded  on
     recognized securities exchanges and over-the-counter ("OTC") markets.

              These practices may result in the loss of principal under certain conditions. In addition, certain provisions of the Internal Revenue Code of 1986, as amended ("Code"), have the effect of limiting the extent to which the Portfolio may enter into forward contracts or futures contracts, or engage in options transactions. See "Tax Status" in Part B.


              Although the Portfolio might not employ any of the foregoing strategies, its use of forward currency contracts, options and futures would involve certain investment risks and transaction costs to which it might not otherwise be subject. These risks include: (1) dependence on LGT Asset Management's ability to predict movements in the prices of individual securities, fluctuations in the general securities markets and movements in interest rates and currency markets; (2) imperfect correlation, or even no correlation, between movements in the price of forward contracts, options, futures contracts or options thereon and movements in the price of the currency or security hedged or used for cover; (3) the fact that the skills needed to trade options, futures contracts and options thereon or to use forward currency contracts are different from those needed to select the securities in which the Portfolio invests; (4) lack of assurance that a liquid secondary market will exist for any particular option, futures contract or option thereon at any particular time; (5) the possible inability of the Portfolio to purchase or sell a security at a time when it would otherwise be favorable for it to do so, or the possible need for the Portfolio to sell a security at a disadvantageous time, due to the need for the Portfolio to maintain "cover" or to set aside securities in connection with hedging transactions; and (6) the possible need of the Portfolio to defer closing out of certain options, futures contracts and options thereon and forward currency contracts in order to qualify or continue to qualify for the beneficial tax treatment afforded regulated investment companies under the Code. See "Tax Status" in Part B. If LGT Asset Management incorrectly forecasts currency exchange rates or interest rates in utilizing a strategy for the Portfolio, it would be in a better position if it had not hedged at all. The Portfolio also may conduct its foreign currency exchange transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market.


              Swaps, Caps, Floors and Collars. The Portfolio may enter into interest rate, currency and index swaps, and purchase or sell related caps, floors and collars and other derivative instruments. The Portfolio expects to enter into these transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio, to protect against currency fluctuations as a technique for managing the portfolio's duration (i.e., the price sensitivity to changes in interest rates) or to protect against any increase in the price of securities the Portfolio anticipates purchasing at a later date. The Portfolio intends to use these transactions as hedges, and will not sell interest rate caps or floors if it does not own securities or other instruments providing an income stream roughly equivalent to what it may be obligated to pay.

              Interest rate swaps involve the exchange by the Portfolio with another party of their respective commitments to pay or receive interest (for example, an exchange of floating rate payments for fixed rate payments) with respect to a notional amount of principal. A currency swap is an agreement to exchange cash flows on a notional amount based on changes in the values of the reference indices.

              The purchase of  a cap entitles the purchaser to  receive payments on a notional principal amount from the party selling the cap to the extent that a specified index exceeds a predetermined interest rate. The purchase of an interest rate floor entitles the purchaser to receive payments on a notional principal amount from the party selling the floor to the extent that a specified index falls below a predetermined interest rate or amount. A collar is a combination of a cap and a floor that preserves a certain return within a predetermined range of interest rates or values.


              Indexed Commercial Paper. The Portfolio may invest without limitation in commercial paper which is indexed to certain specific foreign currency exchange rates. The terms of such commercial paper provide that its principal amount is adjusted upwards or downwards (but not below zero) at maturity to reflect changes in the exchange rate between two currencies while the obligation is outstanding. The Portfolio will purchase such commercial paper with the currency in which it is denominated and, at maturity, will receive interest and principal payments thereon in that currency, but the amount of principal payable by the issuer at maturity will change in proportion to the change (if any) in the exchange rate between the two specified currencies between the date the instrument is issued and the date the instrument matures. While such commercial paper entails the risk of loss of principal, the potential for realizing gains as a result of changes in foreign currency exchange rates enables the Portfolio to hedge against a decline in the U.S. dollar value of investments denominated in foreign currencies while seeking to provide an attractive money market rate of return. The Portfolio will not purchase such commercial paper for speculation. The Portfolio will establish a segregated account with respect to its investments in this type of commercial paper and will maintain in such account cash not available for investment or U.S. government securities or liquid, high grade debt securities having a value equal to the aggregate, outstanding principal amount of the commercial paper of this type that is held in the portfolio of the Portfolio.

              Portfolio Turnover. For the fiscal years ended October 31, 1995 and 1994, portfolio turnover rates for the Portfolio were 213% and 178%,
     respectively.       High   portfolio   turnover   (over    100%)   involves
     correspondingly greater brokerage commissions and other transaction costs that a Portfolio will bear directly. In addition, such turnover rates may have certain tax consequences, including increasing taxable gains.


                                Investment Limitations

              The Portfolio is subject to certain investment limitations which constitute fundamental policies. Fundamental policies cannot be changed without the approval of the holders of a majority of the Portfolio's outstanding voting securities, as defined in the 1940 Act. See "Investment Limitations" in Item 13 of Part B.

     Item 5.  Management of the Portfolio.
     ------------------------------------

              The Portfolio's Board of Trustees has overall responsibility for the operation of the Portfolio. See "Trustees and Executive Officers" in
     Item 14 of Part B for a complete description of the Trustees of the Portfolio.


              Investment Management and Administration. Services provided by LGT Asset Management as the Portfolio's investment manager and administrator include, but are not limited to, determining the composition of its investment portfolio and placing orders to buy, sell or hold particular securities. In addition, LGT Asset Management provides the following administration services to the Portfolio: furnishing corporate officers and clerical staff; providing office space, services and equipment; and supervising all matters relating to its operation. For these services, the Portfolio pays investment management and administration fees directly to LGT Asset Management based on the average daily net assets of the Portfolio at the annualized rate of 0.475% on the first $500 million, 0.45% on the next $1 billion, 0.425 on the next $1 billion, and 0.40% on amounts thereafter average daily net assets, plus 2% of the Portfolio's total investment income as stated in the Portfolio's Statement of Operations, calculated in accordance with generally accepted accounting principles, adjusted daily for currency revaluations, on a marked to market basis, of the Portfolio's assets; provided, however, that during any fiscal year this amount shall not exceed 2% of the Portfolio's total investment income calculated in accordance with generally accepted accounting principles. These rates are higher than those paid by most mutual funds.



              LGT Asset Management also serves as the Portfolio's pricing and accounting agent. The monthly fee for these services to LGT Asset Management is a percentage, not to exceed 0.03% annually, of the Global

     High Income Fund's average daily net assets. The annual fee rate is derived by applying 0.03% to the first $5 billion of assets of GT Global Mutual Funds and 0.02% to the assets in excess of $5 billion and dividing the result by the aggregate assets of such Funds.



              LGT Asset Management provides investment management and/or administration services to the GT Global Mutual Funds. LGT Asset Management and its worldwide asset management affiliates have provided investment management and/or administration services to institutional, corporate and individual clients around the world since 1969. The U.S. offices of LGT Asset Management are located at 50 California Street, 27th Floor, San Francisco, California 94111.



              LGT Asset  Management and its worldwide  affiliates, including LGT
     Bank in Liechtenstein, formerly Bank in Liechtenstein, comprise Liechtenstein Global Trust, formerly BIL GT Group Limited. On January 1, 1996, G.T. Capital Management, Inc. was renamed LGT Asset Management, Bank in Liechtenstein was renamed LGT Bank in Liechtenstein, and BIL GT Group Limited was renamed Liechtenstein Global Trust. Liechtenstein Global Trust is a provider of global asset management and private banking products and services to individual and institutional investors. Liechtenstein Global Trust is controlled by the Prince of Liechtenstein Foundation, which serves as the parent organization for the various business enterprises of the Princely Family of Liechtenstein. The principal business address of the Prince of Liechtenstein Foundation is Herrengasse 12, FL-9490, Vaduz, Liechtenstein.



              As of November 30, 1995, LGT Asset Management and its worldwide asset management affiliates managed or administered approximately $22 billion, of which approximately $20 billion consisted of GT Global retail funds worldwide. In the U.S., as of November 30, 1995, LGT Asset Management managed or administered approximately $9.6 billion in GT Global Mutual Funds. As of November 30, 1995, assets under advice by LGT Bank in Liechtenstein exceeded approximately $23 billion. As of November 30, 1995, assets entrusted to Liechtenstein Global Trust totaled approximately $45 billion.



              In addition to the resources of its San Francisco office, LGT Asset Management uses the expertise, personnel, data and systems of other offices of Liechtenstein Global Trust, including investment offices in London, Hong Kong, Tokyo, Singapore, Sydney and Frankfurt. In managing the Portfolio, LGT Asset Management employs a team approach, taking advantage of the resources of these various investment offices around the world in seeking to achieve the Portfolio's investment objective.

              The  investment  professionals  primarily   responsible  for   the
     portfolio management of the Portfolio are as follows:


                                                Responsibilities                               Business Experience
       Name/Office                              for the Portfolio                                Last Five Years
       -----------                              -----------------                                ---------------

       Simon Nocera                 Portfolio manager since Portfolio          Portfolio Manager and Economist for LGT Asset
         San Francisco              inception in 1992                          Management since 1992; From 1991 to 1992, Mr. Nocera
                                                                               was Senior Vice President and Director for Global
                                                                               Fixed Income at The Putnam Companies; Prior thereto,
                                                                               Mr. Nocera was a Financial Economist at the
                                                                               International Monetary Fund

       Donald W. Mattersdorff       Assistant Portfolio Manager since 1994     Trader-Cargill Financial Services (London) from 1993
         San Francisco                                                         to 1994.  From 1992 to 1993, Mr. Mattersdorff was
                                                                               Global Fixed Income Portfolio Manager at the Putnam
                                                                               Companies (Boston).  Prior thereto, Mr. Mattersdorff
                                                                               was a trader and bond portfolio analyst at Putnam
                                                                               from 1988-1993.



              The Portfolio has not retained the services of a principal underwriter or distributor, as interests in the Portfolio are offered solely in private placement transactions.

              State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, is the Portfolio's custodian.


              Expenses.  The Portfolio  pays all of its expenses not  assumed by
     LGT Asset Management and other agents. These expenses include in addition to the investment management and administration, service, pricing, accounting, and brokerage fees discussed herein, legal and audit expenses, custodian fees, trustees' fees, registration fees, organizational expenses, fidelity bond and other insurance premiums, taxes, extraordinary expenses and the expenses of reports sent to existing investors.

     Item 6.  Capital Stock and Other Securities.
     -------------------------------------------

              The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (e.g., investment companies, insurance company separate accounts and common and commingled trust funds) will each be liable for all obligations of the Portfolio. However, the Trustees of the Portfolio believe that the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

              Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have the right to communicate with other investors to the extent provided in Section 16(c) of the 1940 Act in connection with requesting a meeting of investors for the purpose of removing one or more Trustees, which removal requires a two-thirds vote of the Portfolio's beneficial interests. Investors also have under certain circumstances the right to remove one or more Trustees without a meeting. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

              The Portfolio intends to distribute to its investors the Portfolio's net investment income monthly and its net realized capital gains, if any, annually after the end of the Portfolio's fiscal year on October 31.

              Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's taxable income, gain, loss, deductions and credits in determining its income tax liability. The determination of such share will be made in accordance with the Code and regulations promulgated thereunder.

              It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

              Investor inquiries may be directed to LGT Asset Management.


     Item 7.  Purchase of Securities.
     -------------------------------

              Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Amendment to the Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

              An investment in the Portfolio may be made without a sales load at the net asset value next determined after an order is received in "good order" by the Portfolio. There is no minimum initial or subsequent investment in the Portfolio. However, investments must be made in federal funds (i.e., monies credited to the account of the Portfolio's custodian bank by a Federal Reserve Bank).

              The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

              Each  investor  in  the  Portfolio  may  add  to  or  reduce   its
     investment in the Portfolio on each day the New York Stock Exchange ("NYSE") is open for trading. At the close of regular trading on the NYSE (which normally is 4:00 p.m. Eastern Time, unless weather, equipment failure or other factors contribute to an earlier closing time), on each such day, the value of each such investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions, which are to be effected as of the close of regular trading on the NYSE, on such day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction
     (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on the NYSE, on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected as of that time, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of that time, on such day, plus or minus, as the case may be, the amount of net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the NYSE, on the following day the NYSE is open for trading.

     Item 8.  Redemption or Repurchase.
     ---------------------------------

              An investor in the Portfolio may reduce any portion or all of its investment at any time at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next business day after the reduction is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

              The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period (1) when the NYSE is closed (other than customary weekend or holiday closings) or trading on the NYSE is restricted as determined by the SEC, (2) when an emergency exists, as defined by the SEC, which would prohibit the Portfolio in disposing of its portfolio securities or in fairly determining the value of its assets, or
     (3) as the SEC may otherwise permit.

     Item 9.  Pending Legal Proceedings.
     ----------------------------------

              Not applicable.

                                       PART B


     Item 10.  Cover Page.
     --------------------

              Not applicable.

     Item 11.  Table of Contents.
     ---------------------------

                                                                            Page

              General Information and History  . . . . . . . . . . . . . .   B-1
              Investment Objectives and Policies . . . . . . . . . . . . .   B-1
              Management of the Portfolio  . . . . . . . . . . . . . . . .  B-19
              Control Persons and Principal Holders of
          Securities . . . . . . . . . . . . . . . . . . . . . . . . . . .  B-22
              Investment Advisory and Other Services . . . . . . . . . . .  B-22
              Brokerage Allocation and Other Practices . . . . . . . . . .  B-23
              Capital Stock and Other Securities . . . . . . . . . . . . .  B-25
              Purchase, Redemption and Pricing of Securities . . . . . . .  B-26
              Tax Status . . . . . . . . . . . . . . . . . . . . . . . . .  B-28
              Underwriters . . . . . . . . . . . . . . . .   . . . . . .    B-30
              Calculation of Performance Data  . . . . . . . . . . . . . .  B-30
              Financial Statements . . . . . . . . . . . . . . . . . . . .  B-30


     Item 12.  General Information and History.
     -----------------------------------------

              Not applicable.

     Item 13.  Investment Objectives and Policies.
     --------------------------------------------

              Part A contains additional information about the investment objectives of Global High Income Portfolio (the "Portfolio"). This Part B should only be read in conjunction with Part A.

     Investment In Emerging Markets

              The  Portfolio seeks  its  objectives by  investing,  under normal circumstances, at least 65% of its total assets in debt securities of issuers in emerging markets. The Portfolio does not consider the following countries to be emerging markets: Australia, Austria, Belgium, Canada, Denmark, France, Germany, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Spain, Sweden, Switzerland, United Kingdom, and United States.

              In determining what countries constitute emerging markets, LGT Asset Management will consider, among other things, data, analysis, and classification of countries published or disseminated by the International Bank for Reconstruction and Development (commonly known as the World Bank) and the International Finance Corporation.

     Selection of Debt Investments


              LGT Asset Management is the investment manager of the Portfolio. In determining the appropriate distribution of investments among various countries and geographic regions for the Portfolio, LGT Asset Management ordinarily considers the following factors: prospects for relative economic growth among the different countries in which the Portfolio may invest; expected levels of inflation; government policies influencing business conditions; the outlook for currency relationships; and the range of the individual investment opportunities available to international investors.


              Although  the  Portfolio values  assets  daily  in  terms of  U.S.
     dollars, the Portfolio does not intend to convert holdings of foreign currencies into U.S. dollars on a daily basis. The Portfolio will do so from time to time, and investors should be aware of the costs of currency conversion. Although foreign exchange dealers do not charge a fee for conversion, they do realize a profit based on the difference ("spread") between the prices at which they are buying and selling various currencies. Thus, a dealer may offer to sell a foreign currency to the Portfolio at one rate, while offering a lesser rate of exchange should the Portfolio desire to sell that currency to the dealer.

              The Portfolio may invest in the following types of money market instruments (i.e., debt instruments with less than 12 months remaining until maturity) denominated in U.S. dollars or other currencies:
     (a) obligations issued or guaranteed by the U.S. or foreign governments, their agencies, instrumentalities or municipalities; (b) obligations of international organizations designed or supported by multiple foreign governmental entities to promote economic reconstruction or development;
     (c) finance company obligations, corporate commercial paper and other short-term commercial obligations; (d) bank obligations (including certificates of deposit, time deposits, demand deposits and bankers' acceptances), subject to the restriction that the Portfolio may not invest more than 25% of its total assets in bank securities; (e) repurchase agreements with respect to all the foregoing; and (f) other substantially similar short-term debt securities with comparable characteristics.

     Investments in Other Investment Companies


              With respect to certain countries, investments by the Portfolio presently may be made only by acquiring shares of other investment companies with local governmental approval to invest in those countries.

     At such time as direct investment in these countries is allowed, the Portfolio anticipates investing directly in these markets. The Portfolio may also invest in the securities of closed-end investment companies within the limits of the Investment Company Act of 1940 ("1940 Act"). These limitations currently provide that, in general, the Portfolio may purchase shares of a closed-end investment company unless (a) such a purchase would cause the Portfolio to own in the aggregate more than 3% of the total outstanding voting securities of the investment company or
     (b) such a purchase would cause the Portfolio to have more than 5% of its total assets invested in the investment company or more than 10% of its aggregate assets invested in an aggregate of all such investment companies. Investment in investment companies may also involve the payment of substantial premiums above the value of such companies' portfolio securities. The Portfolio does not intend to invest in such vehicles or funds unless, in the judgment of LGT Asset Management, the potential benefits of such investments justify the payment of any applicable premiums. The yield of such securities will be reduced by operating expenses of such companies including payments to the investment managers of those investment companies.


     Samurai and Yankee Bonds

              The Portfolio may invest in yen-denominated bonds sold in Japan by non-Japanese issuers ("Samurai bonds"), and may invest in dollar-denominated bonds sold in the United States by non-U.S. issuers ("Yankee bonds"). It is the policy of the Portfolio to invest in Samurai or Yankee bond issues only after taking into account considerations of quality and liquidity, as well as yield.

     Warrants or Rights

              Warrants or rights may be acquired by the Portfolio in connection with other securities or separately and provide the Portfolio with the right to purchase at a later date other securities of the issuer. As a condition of its continuing registration in a state, the Portfolio has undertaken that its investments in warrants or rights, valued at the lower of cost or market, will not exceed 5% of the value of its net assets and not more than 2% of such assets will be invested in warrants and rights which are not listed on the American or New York Stock Exchange ("NYSE"). Warrants or rights acquired by the Portfolio in units or attached to securities will be deemed to be without value for purpose of this restriction. These limits are not fundamental policies of the Portfolio and may be changed by a vote of a majority of the Portfolio's Board of Trustees without shareholder approval.

     Lending of Portfolio Securities


              For the purpose of realizing additional income,  the Portfolio may make secured loans of portfolio securities amounting to not more than 30% of its total assets. Securities loans are made to broker-dealers or institutional investors pursuant to agreements requiring that the loans continuously be secured by collateral at least equal at all times to the value of the securities lent plus any accrued interest, "marked to market" on a daily basis. The collateral received will consist of cash, U.S. short-term government securities, bank letters of credit or such other collateral as may be permitted under the Portfolio's investment program and by regulatory agencies and approved by the Portfolio's Board of Trustees. While the securities loan is outstanding, the Portfolio will continue to receive the equivalent of the interest or dividends paid by the issuer on the securities, as well as interest on the investment of the collateral or a fee from the borrower. The Portfolio has a right to call each loan and obtain the securities on five business days' notice. The Portfolio will not have the right to vote equity securities while they are being lent, but will call in a loan in anticipation of any important vote. The risks in lending portfolio securities, as with other extensions of secured credit, consist of possible delay in receiving additional collateral or in the recovery of the securities or possible loss of rights in the collateral should the borrower fail financially. Loans only will be made to firms deemed by LGT Asset Management to be of good standing and will not be made unless, in the judgment of LGT Asset Management, the consideration to be earned from such loans would justify the risk.


     Commercial Bank Obligations

              For  the  purposes of  the  Portfolio's  investment  policies with respect to bank obligations, obligations of foreign branches of U.S. banks and of foreign banks are obligations of the issuing bank and may be general obligations of the parent bank. Such obligations, however, may be limited by the terms of a specific obligation and by government regulation. As with investment in non-U.S. securities in general, investments in the obligations of foreign branches of U.S. banks and of foreign banks may subject the Portfolio to investment risks that are different in some respects from those of investments in obligations of domestic issuers. Although the Portfolio typically will acquire obligations issued and supported by the credit of U.S. or foreign banks having total assets at the time of purchase in excess of $1 billion, this $1 billion figure is not an investment or restriction of the Portfolio. For the purposes of calculation with respect to the $1 billion figure, the assets of a bank would be deemed to include the assets of its U.S. and non-U.S. branches.

     Repurchase Agreements


              Although repurchase agreements carry certain risks not associated with direct investments in securities, the Portfolio intends to enter into repurchase agreements only with banks and dealers believed by LGT Asset Management to present minimum credit risks in accordance with guidelines approved by the Portfolio's Board of Trustees. LGT Asset Management would review and monitor the creditworthiness of such institutions, and will consider the capitalization of the institution, LGT Asset Management's prior dealings with the institution, any rating of the institution's senior long-term debt by independent rating agencies and other relevant factors.


              The Portfolio will invest only in repurchase agreements collateralized at all times in an amount at least equal to the repurchase price plus accrued interest. To the extent that the proceeds from any sale of such collateral upon a default in the obligation to repurchase were less than the repurchase price, the Portfolio would suffer a loss. If the financial institution which is party to the repurchase agreement petitions for bankruptcy or otherwise becomes subject to bankruptcy or other liquidation proceedings there may be restrictions on the Portfolio's ability to sell the collateral and the Portfolio could suffer a loss. However, with respect to financial institutions whose bankruptcy or liquidation proceedings are subject to the U.S. Bankruptcy Code, the Portfolio intends to comply with provisions under such Code that would allow the immediate resale of such collateral.

     Borrowing, Reverse Repurchase Agreements and "Roll" Transactions

              The Portfolio's borrowings  will not exceed  33 1/3% of  its total
     assets.   The  Portfolio  may borrow  up  to 5%  of  its total  assets  for temporary or emergency purposes other than to meet redemptions.

              The Portfolio's fundamental investment limitations permit it to borrow money for leveraging purposes. In the event that the Portfolio employs leverage, it would be subject to certain additional risks. Use of leverage creates an opportunity for greater growth of capital but would exaggerate any increases or decreases in the Portfolio's net asset value. When the income and gains on securities purchased with the proceeds of borrowings exceed the costs of such borrowings, the Portfolio's earnings or net asset value will increase faster than otherwise would be the case; conversely, if such income and gains fail to exceed such costs, the Portfolio's earnings or net asset value would decline faster than would otherwise be the case.

              The Portfolio may enter into reverse repurchase agreements. A reverse repurchase agreement is a borrowing transaction in which the Portfolio transfers possession of a security to another party, such as a bank or broker/dealer, in return for cash, and agrees to repurchase the security in the future at an agreed upon price, which includes an interest component. The Portfolio also may engage in "roll" borrowing transactions which involve the Portfolio's sale of Government National Mortgage Association ("GNMA") certificates or other securities together with a commitment (for which the Portfolio may receive a fee) to purchase similar, but not identical, securities at a future date. The Portfolio will maintain, in a segregated account with a custodian, cash, U.S. government securities or other liquid, high grade debt securities in an amount sufficient to cover its obligations under "roll" transactions and reverse repurchase agreements with broker/dealers (but no segregation is required for reverse repurchase agreements with banks).

     Short Sales

              The Portfolio is authorized to make short sales of securities, although it has no current intention of doing so. A short sale is a transaction in which the Portfolio sells a security in anticipation that the market price of that security will decline. The Portfolio may make short sales as a form of hedging to offset potential declines in long positions in securities it owns, or anticipates acquiring, and in order to maintain portfolio flexibility. The Portfolio only may make short sales "against the box." In this type of short sale, at the time of the sale, the Portfolio owns the security it has sold short or has the immediate and unconditional right to acquire the identical security at no additional cost.

              In a short sale, the seller does not immediately deliver the securities sold and does not receive the proceeds from the sale. To make delivery to the purchaser, the executing broker borrows the securities being sold short on behalf of the seller. The seller is said to have a short position in the securities sold until it delivers the securities sold, at which time it receives the proceeds of the sale. To secure its obligation to deliver securities sold short, the Portfolio will deposit in a separate account with its custodian an equal amount of the securities sold short or securities convertible into or exchangeable for such securities at no cost. The Portfolio could close out a short position by purchasing and delivering an equal amount of the securities sold short, rather than by delivering securities already held by the Portfolio, because the Portfolio might want to continue to receive interest and dividend payments on securities in its portfolio that are convertible into the securities sold short.


              The Portfolio might make a short sale "against the box" in order to hedge against market risks when LGT Asset Management believes that the price of a security may decline, causing a decline in the value of a security owned by the Portfolio or a security convertible into or exchangeable for such security, or when LGT Asset Management wants to sell the security the Portfolio owns at a current attractive price, but also wishes to defer recognition of gain or loss for federal income tax purposes and for purposes of satisfying certain tests applicable to regulated investment companies under the Internal Revenue Code of 1986, as amended ("Code"). In such case, any future losses in the Portfolio's long position should be reduced by a gain in the short position. Conversely, any gain in the long position should be reduced by a loss in the short position. The extent to which such gains or losses in the long position are reduced will depend upon the amount of the securities sold short relative to the amount of the securities the Portfolio owns, either directly or indirectly, and, in the case where the Portfolio owns convertible securities, changes in the investment values or conversion premiums of such securities. There will be certain additional transaction costs associated with short sales "against the box," but the Portfolio will endeavor to offset these costs with income from the investment of the cash proceeds of short sales.

                       Options, Futures and Currency Strategies

     Special Risks of Options, Futures and Currency Strategies

              The use of options, futures contracts and forward currency contracts ("Forward contracts") involves special considerations and risks, as described below. Risks pertaining to particular instruments are described in the sections that follow.



                      (1) Successful use of most of these instruments depends upon LGT Asset Management's ability to predict movements of the overall securities and currency markets, which requires different skills than predicting changes in the prices of individual securities. While LGT Asset Management is experienced in the use of these instruments, there can be no assurance that any particular strategy adopted will succeed.


                      (2) There might be imperfect correlation, or even no correlation, between price movements of an instrument and price movements of the investments being hedged. For example, if the value of an instrument used in a short hedge increased by less than the decline in value of the hedged investment, the hedge would not be fully successful. Such a lack of correlation might occur due to factors unrelated to the value of the investments being hedged, such as speculative or other pressures on the markets in which the hedging instrument is traded. The effectiveness of hedges using hedging instruments on indices will depend on the degree of correlation between price movements in the index and price movements in the investments being hedged.


                      (3) Hedging strategies, if successful, can reduce risk of loss by wholly or partially offsetting the negative effect of unfavorable price movements in the investments being hedged. However, hedging strategies can also reduce opportunity for gain by offsetting the positive effect of favorable price movements in the hedged investments. For example, if the Portfolio entered into a short hedge because LGT Asset Management projected a decline in the price of a security in the Portfolio's portfolio, and the price of that security increased instead, the gain from that increase might be wholly or partially offset by a decline in the price of the hedging instrument. Moreover, if the price of the hedging instrument declined by more than the increase in the price of the security, the Portfolio could suffer a loss. In either such case, the Portfolio would have been in a better position had it not hedged at all.

                      (4) As described below, the Portfolio might be required to maintain assets as "cover," maintain segregated accounts or make margin payments when it takes positions in instruments involving obligations to third parties (i.e., instruments other than purchased options). If the Portfolio were unable to close out its positions in such instruments, it might be required to continue to maintain such assets or accounts or make such payments until the position expired or matured. The requirements might impair the Portfolio's ability to sell a portfolio security or make an investment at a time when it would otherwise be favorable  to  do  so,  or  require  that  the  Portfolio  sell  a portfolio security at a disadvantageous time. The Portfolio's ability to close out a position in an instrument prior to expiration or maturity depends on the existence of a liquid secondary market or, in the absence of such a market, the ability and willingness of the other party to the transaction ("contra party") to enter into a transaction closing out the position. Therefore, there is no assurance that any position can be closed out at a time and price that is favorable to the Portfolio.

     Writing Call Options


              The   Portfolio  may   write  (sell)   covered  call   options  on
     securities, indices and currencies. Call options generally will be written on securities and currencies that, in the opinion of LGT Asset Management, the investment manager of the Portfolio, are not expected to make any major price moves in the near future but that, over the long term, are deemed to be attractive investments for the Portfolio.


              A call option gives the holder (buyer) the right to purchase a security or currency at a specified price (the exercise price) at any time until (American style) or on (European style) a certain date (the expiration date). So long as the obligation of the writer of a call option continues, he may be assigned an exercise notice, requiring him to deliver the underlying security or currency against payment of the exercise price. This obligation terminates upon the expiration of the call option, or such earlier time at which the writer effects a closing purchase transaction by purchasing an option identical to that previously sold.

              Portfolio securities or currencies on which call options may be written will be purchased solely on the basis of investment considerations consistent with the Portfolio's investment objectives. When writing a call option, the Portfolio, in return for the premium, gives up the opportunity for profit from a price increase in the underlying security or currency above the exercise price, and retains the risk of loss should the price of the security or currency decline. Unlike one who owns securities or currencies not subject to an option, the Portfolio has no control over when it may be required to sell the underlying securities or currencies, since most options may be exercised at any time prior to the option's expiration. If a call option that the Portfolio has written expires, the Portfolio will realize a gain in the amount of the premium; however, such gain may be offset by a decline in the market value of the underlying security or currency during the option period. If the call option is exercised, the Portfolio will realize a gain or loss from the sale of the underlying security or currency, which will be increased or offset by the premium received. The Portfolio does not consider a security or currency covered by a call option to be "pledged" as that term is used in the Portfolio's fundamental investment policy that limits the pledging or mortgaging of its assets.

              Writing call options can serve as a limited short hedge because declines in the value of the hedged investment would be offset to the extent of the premium received for writing the option. However, if the security or currency appreciates to a price higher than the exercise price of the call option, it can be expected that the option will be exercised and the Portfolio will be obligated to sell the security or currency at less than its market value.


              The premium that the Portfolio receives for writing a call option is deemed to constitute the market value of an option. The premium the Portfolio will receive from writing a call option will reflect, among other things, the current market price of the underlying investment, the relationship of the exercise price to such market price, the historical price volatility of the underlying investment, and the length of the option period. In determining whether a particular call option should be written, LGT Asset Management will consider the reasonableness of the anticipated premium and the likelihood that a liquid secondary market will exist for those options.


              Closing transactions will be effected in order to realize a profit on an outstanding call option, to prevent an underlying security or currency from being called, or to permit the sale of the underlying security or currency. Furthermore, effecting a closing transaction will permit the Portfolio to write another call option on the underlying security or currency with either a different exercise price, expiration date or both.

              The Portfolio will pay transaction costs in connection with the writing of options and in entering into closing purchase contracts. Transaction costs relating to options activity normally are higher than those applicable to purchases and sales of portfolio securities.

              The exercise price of the options may be below, equal to or above the current market values of the underlying securities or currencies at the time the options are written. From time to time, the Portfolio may purchase an underlying security or currency for delivery in accordance with the exercise of an option, rather than delivering such security or currency from its portfolio. In such cases, additional costs will be incurred.

              The Portfolio will realize a profit or loss from a closing purchase transaction if the cost of the transaction is less or more, respectively, than the premium received from writing the option. Because increases in the market price of a call option generally will reflect increases in the market price of the underlying security or currency, any loss resulting from the repurchase of a call option is likely to be offset in whole or in part by appreciation of the underlying security or currency owned by the Portfolio.

     Writing Put Options

              The Portfolio may write put options on securities, indices and currencies. A put option gives the purchaser of the option the right to sell, and the writer (seller) the obligation to buy, the underlying security or currency at the exercise price at anytime until (American style) or on (European style) the expiration date. The operation of put options in other respects, including their related risks and rewards, is substantially identical to that of call options.


              The Portfolio generally would write put options in circumstances where LGT Asset Management wishes to purchase the underlying security or currency for the Portfolio's portfolio at a price lower than the current market price of the security or currency. In such event, the Portfolio would write a put option at an exercise price that, reduced by the premium received on the option, reflects the lower price it is willing to pay. Since the Portfolio also would receive interest on debt securities or currencies maintained to cover the exercise price of the option, this technique could be used to enhance current return during periods of market uncertainty. The risk in such a transaction would be that the market price of the underlying security or currency would decline below the exercise price less the premium received.



              Writing put options can serve as a limited long hedge because increases in the value of the hedged investment would be offset to the extent of the premium received for writing the option. However, if the security or currency depreciates to a price lower than the exercise price of the put option, it can be expected that the put option will be exercised and the Portfolio will be obligated to purchase the security or currency at greater than its market value.


     Purchasing Put Options

              The Portfolio may purchase put options on securities, indices and currencies. As the holder of a put option, the Portfolio would have the right to sell the underlying security or currency at the exercise price at any time until (American style) or on (European style) the expiration date. The Portfolio may enter into closing sale transactions with respect to such options, exercise them or permit them to expire.

              The Portfolio may purchase a put option on an underlying security or currency ("protective put") owned by the Portfolio as a hedging technique in order to protect against an anticipated decline in the value of the security or currency. Such hedge protection is provided only during the life of the put option when the Portfolio, as the holder of the put option, is able to sell the underlying security or currency at the put exercise price regardless of any decline in the underlying security's market price or currency's exchange value. For example, a put option may be purchased in order to protect unrealized appreciation of a security or currency when LGT Asset Management deems it desirable to continue to hold the security or currency because of tax considerations. The premium paid for the put option and any transaction costs would reduce any profit otherwise available for distribution when the security or currency eventually is sold.


              The Portfolio also may purchase put options at a time when the Portfolio does not own the underlying security or currency. By purchasing put options on a security or currency it does not own, the Portfolio seeks to benefit from a decline in the market price of the underlying security or currency. If the put option is not sold when it has remaining value, and if the market price of the underlying security or currency remains equal to or greater than the exercise price during the life of the put option, the Portfolio will lose its entire investment in the put option. In order for the purchase of a put option to be profitable, the market price of the underlying security or currency must decline sufficiently below the exercise price to cover the premium and transaction costs, unless the put option is sold in a closing sale transaction.

     Purchasing Call Options

              The Portfolio may purchase call options on securities, indices and currencies. As the holder of a call option, the Portfolio would have the right to purchase the underlying security or currency at the exercise price at any time until (American style) or on (European style) the expiration date. The Portfolio may enter into closing sale transactions with respect to such options, exercise them or permit them to expire.

              Call options may be purchased by the Portfolio for the purpose of acquiring the underlying security or currency for its portfolio. Utilized in this fashion, the purchase of call options would enable the Portfolio to acquire the security or currency at the exercise price of the call option plus the premium paid. At times, the net cost of acquiring the security or currency in this manner may be less than the cost of acquiring the security or currency directly. This technique also may be useful to the Portfolio in purchasing a large block of securities that would be more difficult to acquire by direct market purchases. So long as it holds such a call option, rather than the underlying security or currency itself, the Portfolio is partially protected from any unexpected decline in the market price of the underlying security or currency and, in such event, could allow the call option to expire, incurring a loss only to the extent of the premium paid for the option.

              The Portfolio also may purchase call options on underlying securities or currencies it owns in order to protect unrealized gains on call options previously written by it. A call option could be purchased for this purpose where tax considerations make it inadvisable to realize such gains through a closing purchase transaction. Call options also may be purchased at times to avoid realizing losses that would result in a reduction of the Portfolio's current return. For example, where the Portfolio has written a call option on an underlying security or currency having a current market value below the price at which such security or currency was purchased by the Portfolio, an increase in the market price could result in the exercise of the call option written by the Portfolio and the realization of a loss on the underlying security or currency. Accordingly, the Portfolio could purchase a call option on the same underlying security or currency, which could be exercised to fulfill the Portfolio's delivery obligations under its written call (if it is exercised). This strategy could allow the Portfolio to avoid selling the security or currency at a time when it has an unrealized loss; however, the Portfolio would have to pay a premium to purchase the call option plus transaction costs.

              Aggregate premiums paid for put and call options will not exceed 5% of the Portfolio's total assets at the time of purchase.

              The Portfolio may attempt to accomplish objectives similar to those involved in using Forward Contracts by purchasing put or call options on currencies. A put option gives the Portfolio as purchaser the right (but not the obligation) to sell a specified amount of currency at the exercise price at any time until (American style) or on (European style) the expiration of the option. A call option gives the Portfolio as purchaser the right (but not the obligation) to purchase a specified amount of currency at the exercise price at any time until (American style) or on (European style) the expiration of the option. The Portfolio might purchase a currency put option, for example, to protect itself against a decline in the dollar value of a currency in which it holds or anticipates holding securities. If the currency's value should decline against the dollar, the loss in currency value should be offset, in whole or in part, by an increase in the value of the put. If the value of the currency instead should rise against the dollar, any gain to the Portfolio would be reduced by the premium it had paid for the put option. A currency call option might be purchased, for example, in anticipation of, or to protect against, a rise in the value against the dollar of a currency in which the Portfolio anticipates purchasing securities.


              Options may be either listed on an exchange or traded over-the-counter ("OTC options"). Listed options are third-party contracts (i.e., performance of the obligations of the purchaser and seller is guaranteed by the exchange or clearing corporation), and have standardized strike prices and expiration dates. OTC options are two-party contracts with negotiated strike prices and expiration dates. The Portfolio will not purchase an OTC option unless the Portfolio believes that daily valuations for such options are readily obtainable. OTC options differ from exchange-traded options in that OTC options are transacted with dealers directly and not through a clearing corporation (which guarantees performance). Consequently, there is a risk of non-performance by the dealer. Since no exchange is involved, OTC options are valued on the basis of an average of the last bid prices obtained from dealers, unless a quotation from only one dealer is available, in which case only that dealer's price will be used. In the case of OTC options, there can be no assurance that a liquid secondary market will exist for any particular option at any specific time.


              The Securities and Exchange Commission ("SEC") staff considers purchased OTC options to be illiquid securities. The Portfolio may also sell OTC options and, in connection therewith, segregate assets or cover its obligations with respect to OTC options written by the Portfolio. The assets used as cover for OTC options written by the Portfolio will be considered illiquid unless the OTC options are sold to qualified dealers who agree that the Portfolio may repurchase any OTC option it writes at a maximum price to be calculated by a formula set forth in the option agreement. The cover for an OTC option written subject to this procedure would be considered illiquid only to the extent that the maximum repurchase price under the formula exceeds the intrinsic value of the option.

              The Portfolio's ability to establish and close out positions in exchange-listed options depends on the existence of a liquid market. The Portfolio intends to purchase or write only those exchange-traded options for which there appears to be a liquid secondary market. However, there can be no assurance that such a market will exist at any particular time. Closing transactions can be made for OTC options only by negotiating directly with the contra party, or by a transaction in the secondary market if any such market exists. Although the Portfolio will enter into OTC options only with contra parties that are expected to be capable of entering into closing transactions with the Portfolio, there is not assurance that the Portfolio will in fact be able to close out an OTC option position at a favorable price prior to expiration. In the extent of insolvency of the contra party, the Portfolio might be unable to close out an OTC option position at any time prior to its expiration.

     Index Options

              Puts and  calls  on  indices are  similar  to puts  and  calls  on securities or futures contracts except that all settlements are in cash and gain or loss depends on changes on the index in question (and this on price movements in the securities market or a particular market sector generally) rather than on price movements in individual securities or futures contracts. When the Portfolio writes a call on an index, it receives a premium and agrees that, prior to the expiration date, the purchaser of the call, upon exercise of the call, will receive from the

     Portfolio an amount of cash if the closing level of the index upon which the call is based is greater than the exercise price of the call. The amount of cash is equal to the difference between the closing price of the index and the exercise price of the call times a specified multiple (the "multiplier"), which determines the total dollar value for each point of such difference. When the Portfolio buys a call on an index, it pays a premium and has the same rights as to such call as are indicated above. When the Portfolio buys a put on an index, it pays a premium and has the right, prior to the expiration date, to require the seller of the put, upon the Portfolio's exercise of the put, to deliver to the Portfolio an amount of cash if the closing level of the index upon which the put is based is less than the exercise price of the put, which amount of cash is determined by the multiplier, as described above for calls. When the
     Portfolio writes a put on an index, it receives a premium and the purchaser has the right, prior to expiration date, to require the Portfolio to deliver to it an amount of cash equal to the difference between the closing level of the index and the exercise price times the multiplier, if the closing level is less than the exercise price.

              The risks  of investment  in  index options  may be  greater  than options on securities. Because index options are settled in cash, when the Portfolio writes a call on an index it cannot provide in advance for its potential settlement obligations by acquiring and holding the underlying securities. The Portfolio can offset some of the risk of writing a call index options position by holding a diversified portfolio of securities similar to those on which the underlying index is based. However, the Portfolio cannot, as a practical matter, acquire and hold a portfolio containing exactly the same securities as underlie the index and, as a result, bears a risk that the value of the securities held will vary from the value of the index.

              Even if the Portfolio could assemble a securities portfolio that exactly reproduced the composition of the underlying index, it still would not be fully covered from a risk standpoint because of the "timing risk" inherent in writing index options. When an index options is exercised, the amount of cash that the holder is entitled to receive is determined by the difference between the exercise price and the closing index level on the date when the option is exercised. As with other kinds of options, the Portfolio as the call writer will not know that it has been assigned until the next business day at the earliest. The time lag between exercise and notice of assignment poses no risk for the writer of a covered call on a specific underlying security, such as common stock, because there the writer's obligation is to deliver the underlying security, not to pay its value as of a fixed time in the past. So long as the writer already owns the underlying security, it can satisfy its settlement obligations by simply delivering it, and the risk that its value may have declined since the exercise date is borne by the exercising holder. In contrast, even if the writer of an index call holds securities that exactly match the composition of the underlying index, it will not be able to satisfy its assignment obligations by delivering those securities against payment of the exercise price. Instead, it will be required to pay cash in an amount based on the closing index value on the exercise date; and by the time it learns that it has been assigned, the index may have declined, with a corresponding decline in the value of its securities portfolio. This "timing risk" is an inherent limitation on the ability of index call writers to cover their risk exposure by holding securities positions.

              If the Portfolio has purchased an index option and exercises it before the closing index value for that day is available, it runs the risk that the level of the underlying index may subsequently change. If such a change causes the exercised option to fall out-of-the-money, the Portfolio will be required to pay the difference between the closing index value and the exercise price of the option (times the applicable multiplier) to the assigned writer.

     Interest Rate and Currency Futures Contracts

              The Portfolio may enter into interest rate or currency futures contracts, including futures contracts on indices of debt securities, ("Futures" or "Futures Contracts") as a hedge against changes in prevailing levels of interest rates or currency exchange rates in order to establish more definitely the effective return on securities or currencies held or intended to be acquired by the Portfolio. The Portfolio's hedging may include sales of Futures as an offset against the effect of expected increases in interest rates or decreases in currency exchange rates, and purchases of Futures as an offset against the effect of expected declines in interest rates or increases in currency exchange rates.

              The Portfolio only will enter into Futures Contracts that are traded on futures exchanges and are standardized as to maturity date and underlying financial instrument. Futures exchanges and trading thereon in the United States are regulated under the Commodity Exchange Act by the Commodity Futures Trading Commission ("CFTC"). Futures are exchanged in London at the London International Financial Futures Exchange.

              Although  techniques other  than  sales and  purchases  of Futures
     Contracts could be used to reduce the Portfolio's exposure to interest rate and currency exchange rate fluctuations, the Portfolio may be able to hedge exposure more effectively and at a lower cost through using Futures Contracts.

              A Futures Contract provides for the future sale by one party and purchase by another party of a specified amount of a specific financial instrument (debt security or currency) for a specified price at a designated date, time and place. An index Futures Contract provides for the delivery, and a designated date, time and place, of an amount of cash equal to a specified dollar amount times the difference between the index value at the close of trading on the contract and the price at which the Futures Contract is originally struck; no physical delivery of the securities comprising the index is made. Brokerage fees are incurred when a Futures Contract is bought or sold, and margin deposits must be maintained at all times the Futures Contract is outstanding.

              Although Futures  Contracts typically  require future  delivery of and payment for financial instruments or currencies, Futures Contracts usually are closed out before the delivery date. Closing out an open Futures Contract sale or purchase is effected by entering into an offsetting Futures Contract purchase or sale, respectively, for the same aggregate amount of the identical financial instrument or currency and the same delivery date. If the offsetting purchase price is less than the original sale price, the Portfolio realizes a gain; if it is more, the Portfolio realizes a loss. Conversely, if the offsetting sale price is more than the original purchase price, the Portfolio realizes a gain; if it is less, the Portfolio realizes a loss. The transaction costs also must be included in these calculations. There can be no assurance, however, that the Portfolio will be able to enter into an offsetting transaction with respect to a particular Futures Contract at a particular time. If the Portfolio is not able to enter into an offsetting transaction, the Portfolio will continue to be required to maintain the margin deposits on the Futures Contract.

              As an example of an offsetting transaction, the contractual obligations arising from the sale of one Futures Contract of September Deutschemarks on an exchange may be fulfilled at any time before delivery under the Futures Contract is required (i.e., on a specified date in September, the "delivery month") by the purchase of another Futures Contract of September Deutschemarks on the same exchange. In such instance, the difference between the price at which the Futures Contract was sold and the price paid for the offsetting purchase, after allowance for transaction costs, represents the profit or loss to the Portfolio.

              The Portfolio's Futures transactions will be entered into for hedging purposes; that is, Futures Contracts will be sold to protect against a decline in the price of securities or currencies that the Portfolio owns, or Futures Contracts will be purchased to protect the Portfolio against an increase in the price of securities or currencies it has committed to purchase or expects to purchase.

              "Margin" with respect to Futures Contracts is the amount of  funds that  must be  deposited by  the  Portfolio in  order  to initiate  Futures trading and to maintain the Portfolio's open positions in Futures Contracts. A margin deposit made when the Futures Contract is entered into ("initial margin") is intended to assure the Portfolio's performance under the Futures Contract. The margin required for a particular Futures Contract is set by the exchange on which the Futures Contract is traded, and may be modified significantly from time to time by the exchange during the term of the Futures Contract.

              Subsequent payments, called "variation margin," to and from the futures commission merchant through which the Portfolio entered into the Futures Contract will be made on a daily basis as the price of the underlying security, currency or index fluctuations making the Futures Contract more or less valuable, a process known as marking-to-market.

              Risks of Using Futures Contracts. The prices of Futures Contracts are volatile and are influenced, among other things, by actual and anticipated changes in interest and currency rates, which in turn are effected by fiscal and monetary policies and national and international political and economic events.

              There is a risk of imperfect correlation between changes in prices of Futures Contracts and prices of the securities or currencies in the Portfolio's portfolio being hedged. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative market demand for futures and for securities or currencies, including technical influences in Futures trading; and differences between the financial instruments being hedged and the instruments underlying the standard Futures Contracts available for trading. A decision of whether, when, and how to hedge involves skill and judgment, and even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior or interest and currency rate trends.

              Because of the low margin deposits required, Futures trading involves an extremely high degree of leverage. As a result, a relatively small price movement in a Futures Contract may result in immediate and substantial loss, as well as gain, to the investor. For example, if at the time of purchase, 10% of the value of the Futures Contract is deposited as margin, a subsequent 10% decrease in the value of the Futures Contract would result in a total loss of the margin deposit, before any deduction for the transaction costs, if the account were then closed out. A 15% decrease would result in a loss equal to 150% of the original margin deposit, if the Futures Contract were closed out. Thus, a purchase or sale of a Futures Contract may result in losses in excess of the amount invested in the Futures Contract.

              Most U.S. Futures exchanges limit the amount of fluctuation permitted in Futures Contract and option on Futures Contracts prices during a single trading day. The daily limit establishes the maximum amount that the price of a Futures Contract or option may vary either up or down from the previous day's settlement price at the end of a trading session. Once the daily limit has been reached in a particular type of Futures Contract or option, no trades may be made on that day at a price beyond that limit. The daily limit governs only price movement during a particular trading day and therefore does not limit potential losses, because the limit may prevent the liquidation of unfavorable positions. Futures Contract and option prices occasionally have moved to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of positions and subjecting some traders to substantial losses.

              If the Portfolio were unable to liquidate a Futures or options on Futures position due to the absence of a liquid secondary market or the imposition of price limits, it could incur substantial losses. The Portfolio would continue to be subject to market risk with respect to the position. In addition, except in the case of purchased options, the
     Portfolio would continue to be required to make daily variation margin payments and might be required to maintain the position being hedged by the Future or option or to maintain cash or securities in a segregated account.

              Certain characteristics of the Futures market might increase the risk that movements in the prices of Futures Contracts or options on Futures might not correlate perfectly with movements in the prices of the investments being hedged. For example, all participants in the Futures and options on Futures markets are subject to daily variation margin calls and might be compelled to liquidate Futures or options on Futures positions whose prices are moving unfavorably to avoid being subject to further calls. These liquidations could increase price volatility of the instruments and distort the normal price relationship between the Futures or options and the investments being hedged. Also, because the initial margin deposit requirements in the Futures market are less onerous than margin requirements in the securities markets, there might be increased participation by speculators in the Futures markets. This participation also might cause temporary distortions. In addition, activities of large traders in both the Futures and securities markets involving arbitrage, "program trading" and other investment strategies might result in temporary price distortions.

     Options on Futures Contracts

              Options on Futures Contracts are similar to options on securities or currencies except that options on Futures Contracts give the purchaser the right, in return for the premium paid, to assume a position in a Futures Contract (a long position if the option is a call and a short position if the option is a put) at a specified exercise price at any time during the period of the option. Upon exercise of the option, the delivery of the Futures position by the writer of the option to the holder of the option will be accompanied by delivery of the accumulated balance in the writer's Futures margin account, which represents the amount by which the market price of the Futures Contract, at exercise, exceeds (in the case of a call) or is less than (in the case of a put) the exercise price of the option on the Futures Contract. If an option is exercised on the last trading day prior to the expiration date of the option, the settlement will be made entirely in cash equal to the difference between the exercise price of the option and the closing level of the securities, currencies or index upon which the Futures Contract is based on the expiration date. Purchasers of options who fail to exercise their options prior to the exercise date suffer a loss of the premium paid.

              The  purchase  of call  options on  Futures  can serve  as  a long hedge, and the purchase of put options on Futures can serve as a short hedge. Writing call options on Futures can serve as a limited short hedge, and writing put options on Futures can serve as a limited long hedge, using a strategy similar to that used for writing options on securities, foreign currencies or indices.

              If the Portfolio writes an option on a Futures Contract, it will be required to deposit initial and variation margin pursuant to requirements similar to those applicable to Futures Contracts. Premiums received from the writing of an option on a Futures Contract are included in the initial margin deposit.

              The Portfolio may seek to close out an option position by selling an option covering the same Futures Contract and having the same exercise price and expiration date. The ability to establish and close out positions on such options is subject to the maintenance of a liquid secondary market.


     Limitations on Use of Futures, Options and Certain Options on Currencies


              To the extent that the Portfolio enters into Futures Contracts, options on Futures Contracts and options on foreign currencies traded on a CFTC-regulated exchange, in each case other than for bona fide hedging purposes (as defined by the CFTC), the aggregate initial margin and premiums required to establish those positions (excluding the amount by which the options are "in-the-money") will not exceed 5% of the liquidation value of the Portfolio's portfolio, after taking into account unrealized profits and unrealized losses on any contracts the Portfolio has entered into. In general, a call option on a Futures Contract is "in-the-money" if the value of the underlying Futures Contract exceeds the strike, i.e., exercise, price of the call; a put option on a Futures Contract is "in-the-money" if the value of the underlying Futures Contract is exceeded by the strike price of the put. This guideline may be modified by the Portfolio's Board of Trustees without a shareholder vote. This limitation does not limit the percentage of the Portfolio's assets at risk to 5%.

     Forward Currency Contracts

              A Forward Contract is an obligation, generally arranged with a commercial bank or currency dealer, to purchase or sell a currency against another currency at a future date and price as agreed upon by the parties. The Portfolio either may accept or make delivery of the currency at the maturity of the Forward Contract. The Portfolio may also, if its contra party agrees, prior to maturity, enter into a closing transaction involving the purchase or sale of an offsetting contract.

              The Portfolio engages in forward currency transactions in anticipation of, or to protect itself against, fluctuations in exchange rates. The Portfolio might sell a particular foreign currency forward, for example, when it holds bonds denominated in a foreign currency but anticipates, and seeks to be protected against, a decline in the currency against the U.S. dollar. Similarly, the Portfolio might sell the U.S. dollar forward when it holds bonds denominated in U.S. dollars but anticipates, and seeks to be protected against, a decline in the U.S. dollar relative to other currencies. Further, the Portfolio might purchase a currency forward to "lock in" the price of securities denominated in that currency that it anticipates purchasing.

              Forward Contracts are traded in the interbank market conducted directly between currency traders (usually large commercial banks) and their customers. A Forward Contract generally has no deposit requirement, and no commissions are charged at any stage for trades. The Portfolio will enter into such Forward Contracts with major U.S. or foreign banks and securities or currency dealers in accordance with guidelines approved by the Portfolio's Board of Trustees.

              The Portfolio may enter into Forward Contracts either with respect to specific transactions or with respect to the overall investment of the Portfolio. The precise matching of the Forward Contract amounts and the value of specific securities generally will not be possible because the future value of such securities in foreign currencies will change as a consequence of market movements in the value of those securities between the date the Forward Contract is entered into and the date it matures. Accordingly, it may be necessary for the Portfolio to purchase additional foreign currency on the spot (i.e., cash) market (and bear the expense of such purchase) if the market value of the security is less than the amount of foreign currency the Portfolio is obligated to deliver and if a decision is made to sell the security and make delivery of the foreign currency. Conversely, it may be necessary to sell on the spot market some of the foreign currency the Portfolio is obligated to deliver. The projection of short-term currency market movements is extremely difficult, and the successful execution of a short-term hedging strategy is highly uncertain. Forward Contracts involve the risk that anticipated currency movements will not be predicted accurately, causing the Portfolio to sustain losses on these contracts and transaction costs.

              At or before the maturity of a Forward Contract requiring the Portfolio to sell a currency, the Portfolio either may sell a portfolio security and use the sale proceeds to make delivery of the currency or retain the security and offset its contractual obligation to deliver the currency by purchasing a second contract pursuant to which the Portfolio will obtain, on the same maturity date, the same amount of the currency that it is obligated to deliver. Similarly, the Portfolio may close out a Forward Contract requiring it to purchase a specified currency by, if its contra party agrees, entering into a second contract entitling it to sell the same amount of the same currency on the maturity date of the first contract. The Portfolio would realize a gain or loss as a result of entering into such an offsetting Forward Contract under either circumstance to the extent the exchange rate or rates between the currencies involved moved between the execution dates of the first contract and the offsetting contract.

              The cost to a Portfolio of engaging in Forward Contracts varies with factors such as the currencies involved, the length of the contract period and the market conditions then prevailing. Because Forward Contracts usually are entered into on a principal basis, no fees or commissions are involved. The use of Forward Contracts does not eliminate fluctuations in the prices of the underlying securities the Portfolio owns or intends to acquire, but it does establish a rate of exchange in advance. In addition, while Forward Contracts limit the risk of loss due to a decline in the value of the hedged currencies, they also limit any potential gain that might result should the value of the currencies increase.


     Foreign Currency Strategies -- Special Considerations

              The Portfolio may use options on foreign currencies, Futures on foreign currencies, options on Futures on foreign currencies and Forward Contracts to hedge against movements in the values of the foreign currencies in which the Portfolio's securities are denominated. Such currency hedges can protect against price movements in a security that the Portfolio owns or intends to acquire that are attributable to changes in the value of the currency in which it is denominated. Such hedges do not, however, protect against price movements in the securities that are attributable to other causes.


              The Portfolio might seek to hedge against changes in the value of a particular currency when no Futures Contract, Forward Contract or option involving that currency is available or one of such contracts is more expensive than certain other contracts. In such cases, the Portfolio may hedge against price movements in that currency by entering into a contract on another currency or basket of currencies, the values of which LGT Asset Management believes will have a positive correlation to the value of the currency being hedged. The risk that movements in the price of the contract will not correlate perfectly with movements in the price of the currency being hedged is magnified when this strategy is used.


              The value of Futures Contracts, options on Futures Contracts, Forward Contracts and options on foreign currencies depends on the value of the underlying currency relative to the U.S. dollar. Because foreign currency transactions occurring in the interbank market might involve substantially larger amounts that those involved in the use of Futures Contracts, Forward Contracts or options, the Portfolio could be disadvantaged by dealing in the odd lot market (generally consisting of transactions of less than $1 million) for the underlying foreign currencies at prices that are less favorable than for round lots.

              There is  no systematic  reporting of  last sale  information  for foreign currencies or any regulatory requirements that quotations available through dealers or other market sources be firm or revised on a timely basis. Quotation information generally is representative of very large transactions in the interbank market and thus might not reflect odd-lot transactions where rates might be less favorable. The interbank market in foreign currencies is a global, round-the-clock market. To the extent the U.S. options or Futures markets are closed while the markets for the underlying currencies remain open, significant price and rate movements might take place in the underlying markets that cannot be reflected in the markets for the Futures Contracts or options until they reopen.

              Settlement of Futures Contracts, Forward Contracts and options involving foreign currencies might be required to take place within the country issuing the underlying currency. Thus, the Portfolio might be required to accept or make delivery of the underlying foreign currency in accordance with any U.S. or foreign regulations regarding the maintenance of foreign banking arrangements by U.S. residents and might be required to pay any fees, taxes and charges associated with such delivery assessed in the issuing country.

     Cover

              Transactions using Forward Contracts, Futures Contracts and options (other than options that the Portfolio has purchased) expose the Portfolio to an obligation to another party. The Portfolio will not enter into any such transactions unless it owns either (1) an offsetting ("covered") position in securities, currencies, or other options, Forward Contracts or Futures Contracts, or (2) cash, receivables and short-term debt securities with a value sufficient at all times to cover its potential obligations not covered as provided in (1) above. The Portfolio will comply with the SEC guidelines regarding cover for these instruments and, if the guidelines so require, set aside cash, U.S. government securities or other liquid, high-grade debt securities in a segregated account with its custodian in the prescribed amount.

              Assets used as cover or held in a segregated account cannot be sold while the position in the corresponding Forward Contract, Futures Contract or option is open, unless they are replaced with other appropriate assets. If a large portion of the Portfolio's assets are used for cover or segregated accounts, it could affect portfolio management or the Portfolio's ability to meet redemption requests or other current obligations.

     Interest Rate and Currency Swaps


              The Portfolio  usually will enter  into interest rate  swaps on  a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the instrument, with the Portfolio receiving or paying, as the case may be, only the net amount of the two payments. The net amount of excess, if any, of the Portfolio's obligations over its entitlements with respect to each swap will be accrued on a daily basis and an amount of cash, U.S. government securities or other liquid high grade debt obligations having an aggregate net asset value at least equal to the accrued excess will be maintained in an account by a custodian that satisfies the requirements of the 1940 Act. The Portfolio will also establish and maintain such segregated accounts with respect to its total obligations under any swaps that are not entered into on a net basis and with respect to any caps or floors that are written by the Portfolio. LGT Asset Management and the Portfolio believe that swaps, caps and floors do not constitute senior securities under the 1940 Act and, accordingly, will not treat them as being subject to the Portfolio's borrowing restrictions. The Portfolio will not enter into any swap, cap, floor, collar or other derivative transaction unless, at the time of entering into the transaction, the unsecured long-term debt rating of the counterparty combined with any credit enhancements is rated at least A by Moody's or S&P or has an equivalent rating from a nationally recognized statistical rating organization or is determined to be of equivalent credit quality by LGT Asset Management. If a counterparty defaults, the Portfolio may have contractual remedies pursuant to the agreements related to the transactions. The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the swap market has become relatively liquid. Caps, floors and collars are more recent innovations for which standardized documentation has not yet been fully developed and, for that reason, they are less liquid than swaps.


                                Investment Limitations

              The Portfolio has adopted fundamental investment limitations which may not be changed without approval by the affirmative vote of the lesser of (i) 67% of the total beneficial interests of the Portfolio represented at a meeting at which more than 50% of the total beneficial interests of the Portfolio are represented, or (ii) more than 50% of the total beneficial interests of the Portfolio.

              The Portfolio may not:

                      (1) Invest 25% or more of the value of  its total
              assets in the securities of issuers conducting their principal business activities in the same industry, except that this limitation shall not apply to securities issued or guaranteed as to principal and interest by the U.S. Government or any of its agencies or instrumentalities;

                      (2) Purchase or sell real estate,  including real
              estate limited partnerships, provided that the Portfolio may invest in securities secured by real estate or interests therein or issued by companies that invest in real estate or interests therein;

                      (3) Purchase  or  sell  commodities  or commodity
              contracts, except that the Portfolio may purchase and sell financial and currency futures contracts and options thereon, and may purchase and sell currency forward contracts, options on foreign currencies and may otherwise engage in transactions in foreign currencies;

                      (4) Underwrite   securities  of   other  issuers,
              except to the extent that, in connection with the disposition of portfolio securities, the Portfolio may be deemed an underwriter under federal or state securities laws;

                      (5) Make  loans,  except  that the  Portfolio may
              invest  in   loans  and   participations,  purchase   debt
              securities and enter into repurchase agreements and make loans of portfolio securities;

                      (6) Purchase securities on  margin, provided that
              the Portfolio may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities; except that it may make margin deposits in connection with the use of options, futures contracts, options thereon or forward currency contracts. The Portfolio may make deposits of margin in connection with futures and forward contracts and options thereon;

                      (7) Borrow  money  in  excess of  33 1/3%  of the
              Portfolio's total assets (including the amount borrowed), less all liabilities and indebtedness (other than borrowing). This restriction shall not prevent the Portfolio from entering into reverse repurchase agreements and engaging in "roll" transactions, provided that reverse repurchase agreements, "roll" transactions and any other transactions constituting borrowing by the Portfolio may not exceed one-third of the Portfolio's total assets. In the event that the asset coverage for the Portfolio's borrowings falls below 300%, the Portfolio will reduce, within three days (excluding Sundays and holidays), the amount of its borrowings in order to provide for 300% asset coverage. Transactions involving options, futures contracts, options on futures contracts and forward currency contracts, and collateral arrangements relating thereto will not be deemed to be borrowings.

                      (8) Mortgage,  pledge,  or in  any  other  manner
              transfer as security for any indebtedness any of its assets, except to secure permitted borrowings. Collateral arrangements with respect to initial or variation margin for futures contracts will not be deemed to be a pledge of the Portfolio's assets;

                      (9) Invest in direct interests or leases  in oil,
              gas,  or   other   mineral  exploration   or   development
              programs, however, the Portfolio may invest in securities of companies that engage in these activities; or

                      (10) With  respect to  50% of  its total  assets,
              invest more than  5% of its  assets in  the securities  of
              any  one  issuer  or   purchase  more  than  10%   of  the
              outstanding voting securities of any one issuer.

              For purposes of the Portfolio's concentration policy contained in limitation (1) above, the Portfolio intends to comply with the SEC staff positions that securities issued or guaranteed as to principal and interest by any single foreign government or any supranational organizations in the aggregate are considered to be securities of issuers in the same industry.

              The following investment policies are not fundamental policies and may be changed by a vote of a majority of the Portfolio's Board of Trustees without shareholder approval.

              The Portfolio may not:

                      (1) Invest  in securities  of  an issuer  if  the
              investment would cause the Portfolio to own more than 10% of any class of securities of any one issuer;

                      (2) Invest  in  companies  for  the   purpose  of
              exercising control or management;

                      (3) Purchase or  retain  the  securities  of  any
              issuer, if, to the Portfolio's knowledge, one or more of the officers, directors or trustees of the Portfolio or its investment manager each own beneficially more than 1/2 of 1% of the securities of such issuer and together own beneficially more than 5% of the securities of such issuer;

                      (4) Enter into a futures contract, an option or a
              futures contract or an option or foreign currency traded on a CFTC - regulated exchange, in each case other than for bona fide hedging purposes (as defined by the CFTC), if the aggregate initial margin and premiums required to establish all of those positions (excluding the amount by which options are "in-the-money") exceeds 5% of the liquidation value of the Portfolio's portfolio, after taking into account unrealized profits and unrealized losses on any contracts the Portfolio has entered into;

                      (5) Invest more  than 5%  of its total  assets in
              securities  of  companies  having,   together  with  their
              predecessors, a record of less than three years of continuous operation;

                      (6) Invest more  than 10% of its  total assets in
              shares of other investment companies and invest more than 5% of its total assets in any one investment company or acquire more than 3% of the outstanding voting securities of any one investment company.

              The Portfolio will comply with all state securities laws in any states in which the shares of any investor in the Portfolio are registered for sale.

     Item 14.  Management of the Portfolio.
     -------------------------------------

              Trustees  and Executive  Officers.   The Portfolio's  Trustees and
     executive officers are listed below.



       Names, Position(s) with the          Principal Occupations and Business Experience for
       Company/Portfolio and Address        Past 5 Years
       -----------------------------        -------------------------------------------------

       David A. Minella*, 43                Director of Liechtenstein Global Trust (holding company of the
       Trustee, Chairman of the Board and   various international LGT companies) since 1990; President of the
       President                            Asset Management Division, Liechtenstein Global Trust, since 1995;
       50 California Street                 Director and President of LGT Asset Management Holdings, Inc. ("LGT
       San Francisco, CA  94111             Asset Management Holdings") since 1988; Director and President of LGT
                                            Asset Management since 1989; Director of GT Global since 1987;
                                            President of GT Global from 1987 to 1995; Director of GT Services since 1990; President of GT Services from 1990 to 1995; Director of
                                            G.T. Global Insurance Agency, Inc. ("G.T. Insurance") since 1992; and
                                            President of G.T. Insurance from 1992 to 1995.  Prior to 1987, Mr.
                                            Minella held various positions with the Putnam Companies (a mutual fund and investment advisory organization).  Mr. Minella also is a director or trustee of each of the other investment companies registered under the 1940 Act that is managed or administered by LGT
                                            Asset Management.

       C. Derek Anderson, 54                Chief Executive Officer of Anderson Capital Management, Inc.;
       Director                             Chairman and Chief Executive Officer of Plantagenet Holdings, Ltd.
       220 Sansome Street                   from 1991 to present; Director, Munsingwear, Inc.; Director, American
       Suite 400                            Heritage Group Inc. and various other companies.  Mr. Anderson also
       San Francisco, CA  94104             is a director or trustee of each of the other investment companies registered under the 1940 Act that is managed or administered by LGT
                                            Asset Management.

       Frank S. Bayley, 55                  A partner with Baker & McKenzie (a law firm); Director and Chairman
       Trustee                              of C.D. Stimson Company (a private investment company); Trustee,
       2 Embarcadero Center                 Seattle Art Museum.  Mr. Bayley also is a director or trustee of each
       San Francisco, CA  94118             of the other investment companies registered under the 1940 Act that is managed or administered by LGT Asset Management.





                                         B-26






       Arthur C. Patterson, 51              Managing Partner of Accel Partners (a venture capital firm).  He also
       Trustee                              serves as a director of various computing and software companies.
       One Embarcadero Center               Mr. Patterson also is a director or trustee of each of the other
       Suite 3820                           investment companies registered under the 1940 Act that is managed or
       San Francisco, CA  94111             administered by LGT Asset Management.

       Ruth H. Quigley, 60                  Private investor.  From 1984 to 1986, Miss Quigley was President of
       Trustee                              Quigley Friedlander & Co., Inc. (a financial advisory services firm).
       1055 California Street San           Ms. Quigley also is a director or trustee of each of the other
       Francisco, CA  94108                 investment companies registered under the 1940 Act that is managed or administered by LGT Asset Management.

       F. Christian Wignall, 39             Director of LGT Asset Management Holdings since 1989, Senior Vice
       Vice President and Chief             President, Chief Investment Officer - Global Equities and a Director
       Investment Officer                   of LGT Asset Management since 1987, and Chairman of the Investment
       Global Equities                      Policy Committee of the affiliated international LGT companies since
       50 California Street                 1990.
       San Francisco, CA  94111

       Helge K. Lee, 49                     Senior Vice President and General Counsel of LGT Asset Management
       Vice President and Secretary         Holdings, LGT Asset Management, GT Global, GT Services and G.T.
       50 California Street                 Insurance since February, 1996.  Senior Vice President, Secretary and
       San Francisco, CA  94111             General Counsel of LGT Asset Management Holdings, LGT Asset
                                            Management, GT Global, GT Services and G.T. Insurance from May, 1994, to February, 1996.  Mr. Lee was the Senior Vice President, General
                                            Counsel and Secretary of Strong/Corneliuson Management, Inc. and
                                            Secretary of each of the Strong Funds from October, 1991 through May,
                                            1994.  For more than five years prior to October, 1991, he was a shareholder in the law firm of Godfrey & Kahn, S.C., Milwaukee,
                                            Wisconsin.

       James R. Tufts, 37                   President of GT Services since 1995; from 1994 to 1995, Senior Vice
       Vice President and Chief             President--Finance and Administration of GT Global, GT Services and
       Financial Officer                    G.T. Insurance.  Senior Vice President - Finance and Administration
       50 California Street                 of LGT Asset Management Holdings and LGT Asset Management since 1994.
       San Francisco, CA  94111             From 1990 to 1994, Mr. Tufts was Vice President--Finance of LGT Asset
                                            Management Holdings, LGT Asset Management and GT Global since 1987;
                                            Vice President - Finance of G.T. Insurance from 1992 to 1994; and a
                                            Director of LGT Asset Management, GT Global and GT Services since
                                            1991.

       Kenneth W. Chancey, 50               Vice President of Mutual Fund Accounting at LGT Asset Management
       Vice President and                   since 1992.  Mr. Chancey was Vice President of Putnam Fiduciary Trust
       Chief Accounting                     Company from 1989-1992.
       Officer
       50 California Street
       San Francisco, CA  94111






                                         B-27






       Peter R. Guarino, 36                 Secretary of LGT Asset Management Holdings, LGT Asset Management, GT
       Assistant Secretary                  Global, GT Services and G.T. Insurance since February 1996.
       50 California Street                 Assistant General Counsel of LGT Asset Management, GT Global and GT
       San Francisco, CA  94111             Services since 1991.  Assistant General Counsel of G.T. Insurance since 1992.  From 1989 to 1991, Mr. Guarino was an attorney at The
                                            Dreyfus Corporation.

       David J. Thelander, 40               Vice President of LGT Asset Management Holdings, LGT Asset
       Assistant Secretary                  Management, GT Global, GT Services and G.T. Insurance since February
       50 California Street                 1996.  Assistant General Counsel of LGT Asset Management since
       San Francisco, CA 94111              January 1995.  From 1993 to 1994, Mr. Thelander was an associate at
                                            Kirkpatrick & Lockhart LLP (a law firm).  Prior thereto, he was an attorney with the U.S. Securities and Exchange Commission.



     -------------------

     *   Mr. Minella  is an "interested person"  of the Portfolio  as defined by
     the   1940 Act due to his affiliations with the LGT companies.



              The Board  of  Trustees  has a  Nominating  and  Audit  Committee,
     composed of Miss Quigley and Messrs. Anderson, Bayley and Patterson, which is responsible for nominating persons to serve as Trustees, reviewing audits of the Portfolio and recommending firms to serve as independent auditors of the Portfolio. Each of the Trustees and officers of the Portfolio is also a Director and officer of G.T. Investment Funds, Inc., G.T. Global Developing Markets Fund, Inc. and G.T. Investment Portfolios, Inc., and a Trustee and officer of G.T. Global Growth Series, G.T. Greater Europe Fund, G.T. Global Variable Investment Trust, G.T. Global Variable Investment Series and Global Investment Portfolio, Growth Portfolio, and Global High Income Portfolio which also are registered investment companies managed by LGT Asset Management. Each Trustee who is not a director, officer or employee of LGT Asset Management or any affiliated company is paid an annual fee of $5,000 a year, plus $300 for each meeting of the Board attended, and reimbursed travel and other expenses incurred in connection with attending Board meetings. Other Trustees and officers receive no compensation or expense reimbursement from the Portfolio. For the fiscal year ended October 31, 1995, the Portfolio paid Mr. Anderson, Mr. Bayley, Mr. Patterson and Ms. Quigley $1,700 each. Each Director and Officer serves in total as a Director or Trustee and Officer, respectively, of 10 registered investment companies with 40 series managed or administered by LGT Asset Management. For the year ended October 31, 1995, Mr. Anderson, Mr. Bayley, Mr. Patterson and Ms. Quigley, who are not directors, officers or employees of LGT Asset Management or any affiliated company, received total compensation of $92,176.78, $87,868.64, $92,260.90, and $86,957.55, respectively from the 40 investment companies managed and/or administered by LGT Asset Management for which he or she serves as a Director or Trustee. Fees and expenses disbursed to the Trustees contained no accrued or payable pension or retirement benefits. As of the fiscal year end October 31, 1995, the officers and Trustees and their families as a group owned in the aggregate beneficially or of record less than 1% of the outstanding shares of the Portfolio.


              The  Declaration  of  Trust   provides  that  the  Portfolio  will
     indemnify its Trustees and officers as described below under Item 18.

     Item 15.  Control Persons and Principal Holders of Securities.
     -------------------------------------------------------------


              As of the date of this filing, GT Global High Income Fund owned 99.9% of the value of the outstanding interests in the Portfolio. Because GT Global High Income Fund controls the Portfolio, GT Global High Income Fund may take actions without the approval of any other investor.



              GT Global High Income Fund has informed the Portfolio that whenever it is requested to vote on any proposal of the Portfolio, it will hold a meeting of shareholders and will cast its vote as instructed by its shareholders. It is anticipated that other investors in the Portfolio will follow the same or a similar practice.


     Item 16.  Investment Advisory and Other Services.
     ------------------------------------------------


              Investment Management and Administration Services. LGT Asset Management serves as the Portfolio's investment manager and administrator under an Investment Management and Administration Contract ("Management Contract"). As investment manager and administrator, LGT Asset Management makes all investment decisions for the Portfolio and administers the Portfolio's affairs. LGT Asset Management provides a continuous investment program for the Portfolio, including investment research and management with respect to all securities and cash equivalents of the Portfolio. LGT Asset Management will determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolio, and the brokers and dealers through whom trades will be executed. Among other things, LGT Asset Management furnishes the services and pays the compensation and travel expenses of persons who perform the executive, administrative, clerical and bookkeeping functions of the Portfolio and provides suitable office space, necessary small office equipment and utilities. For these services, the Portfolio pays LGT Asset Management investment management and administration fees, based on the average daily net assets, at the annualized rate of 0.475% on the first $500 million, 0.45% on the next $1 billion, 0.425% on the next $1 billion, and 0.4% on amounts thereafter, plus 2% of the Portfolio's total investment income as stated in the Portfolio's Statement of Operations, calculated in accordance with generally accepted accounting principles, adjusted daily for currency revaluations, on a marked to market basis, of the Portfolio's assets; provided, however, that during any fiscal year this amount shall not exceed 2% of the Portfolio's total investment income calculated in accordance with generally accepted accounting principles.



              The Management Contract may be renewed for one-year terms, provided that any such renewal has been specifically approved at least annually by: (i) the Portfolio's Board of Trustees, or by the vote of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act), and (ii) a majority of Trustees who are not parties to the Management Contract or "interested persons" of any such party (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval. The Management Contract provides that with respect to each Fund and the Portfolio either the Company, the Portfolio or LGT Asset Management may terminate the Contract without penalty upon sixty days' written notice to the other party. The Management Contract, which is an investment advisory contract, as defined under the 1940 Act, would terminate automatically in the event of its assignment (as defined in the 1940 Act). For the fiscal years ended October 31, 1993, October 31, 1994 and October 31, 1995, the Portfolio paid investment management and administration fees of $547,543, $2,266,420 and $2,411,786, respectively to LGT Asset Management.



              Custodian.   State  Street  Bank and  Trust  Company, 225 Franklin
     Street, Boston, Massachusetts 02110, is custodian of the Portfolio's assets.


              Independent Accountants.   The Portfolio's independent accountants
     are  Coopers &  Lybrand,  One Post  Office  Square,  Boston,  Massachusetts
     02109.

     Item 17.  Brokerage Allocation and Other Practices.
     --------------------------------------------------


              Subject to policies established by the Portfolio's Board of Trustees, LGT Asset Management is responsible for the execution of the Portfolio's portfolio transactions and the selection of brokers and dealers that execute such transactions on behalf of the Portfolio. In executing portfolio transactions, LGT Asset Management seeks the best net results for the Portfolio, taking into account such factors as the price (including the applicable brokerage commission or dealer spread), size of the order, difficulty of execution and operational facilities of the firm involved. Although LGT Asset Management generally seeks reasonably competitive commission rates and spreads, payment of the lowest commission or spread is not necessarily consistent with the best net results. While the Portfolio may engage in soft dollar arrangements for research services, as described below, the Portfolio has no obligation to deal with any broker or dealer or group of brokers or dealers in the execution of portfolio transactions.


              Debt securities generally are traded on a "net" basis with a dealer acting as principal for its own account without a stated commission, although the price of the security usually includes a profit to the dealer. U.S. and foreign government securities and money market instruments generally are traded in the OTC markets. In underwritten offerings, securities usually are purchased at a fixed price which includes an amount of compensation to the underwriter. On occasion, securities may be purchased directly from an issuer, in which case no commissions or discounts are paid. Broker/dealers may receive commissions on futures, currency and options transactions.


              Consistent  with  the  interests   of  the  Portfolio,  LGT  Asset
     Management may select brokers to execute the Portfolio's portfolio transactions on the basis of the research and brokerage services they provide to LGT Asset Management for its use in managing the Portfolio and its other advisory accounts. Such services may include furnishing analyses, reports and information concerning issuers, industries, securities, geographic regions, economic factors and trends, portfolio strategy, and performance of accounts; and effecting securities transactions and performing functions incidental thereto (such as clearance and settlement). Research and brokerage services received from such brokers is in addition to, and not in lieu of, the services required to be performed by LGT Asset Management under the Management Contract. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that LGT Asset Management determines in good faith that such commission is reasonable in terms either of that particular transaction or the overall responsibility of LGT Asset Management to the Portfolio and its other clients and that the total commissions paid by the Portfolio will be reasonable in relation to the benefits received by the Portfolio over the long term. Research services may also be received from dealers who execute Portfolio transactions.



              LGT Asset Management may allocate brokerage transactions to broker/dealers who have entered into arrangements under which the broker/dealer allocates a portion of the commissions paid by the Portfolio toward payment of the Portfolio's expenses, such as transfer agency or custodian fees.



              Investment decisions for the Portfolio and for other investment accounts managed by LGT Asset Management are made independently of each other in light of differing conditions. However, the same investment decision occasionally may be made for two or more of such accounts, including the Portfolio. In such cases, simultaneous transactions may occur. Purchases or sales are then allocated as to price or amount in a manner deemed fair and equitable to all accounts involved. While in some cases this practice could have a detrimental effect upon the price or value of the security as far as the Portfolio is concerned, in other cases LGT Asset Management believes that coordination and the ability to participate in volume transactions will be beneficial to the Portfolio.




              Under a policy adopted by the Portfolio's Board of Trustees, and subject to the policy of obtaining the best net results, LGT Asset Management may consider a broker/dealer's sale of the shares of the funds for which LGT Asset Management serves as investment manager in selecting brokers and dealers for the execution of portfolio transactions. This policy does not imply a commitment to execute portfolio transactions through all broker/dealers that sell shares of such other funds.

              The   Portfolio  contemplates   purchasing  most   foreign  equity
     securities in over-the-counter markets or stock exchanges located in the countries in which the respective principal offices of the issuers of the various securities are located, if that is the best available market. The fixed commissions paid in connection with most such foreign stock transactions generally are higher than negotiated commissions on United States transactions. There generally is less government supervision and regulation of foreign stock exchanges and brokers than in the United States. Foreign security settlements may in some instances be subject to delays and related administrative uncertainties.

              Foreign equity securities may be held by the Portfolio in the form of American Depository Receipts ("ADRs"), American Depository Shares ("ADSs"), Continental Depository Receipts ("CDRs") or European Depository Receipts ("EDRs") or securities convertible into foreign equity securities. ADRs, ADSs, CDRs and EDRs may be listed on stock exchanges, or traded in the over-the-counter markets in the United States or Europe, as the case may be. ADRs, like other securities traded in the United States, will be subject to negotiated commission rates. The foreign and domestic debt securities and money market instruments in which the Portfolio may invest generally are traded in the over-the-counter markets.


              The Portfolio contemplates that, consistent with the policy of obtaining the best net results, brokerage transactions may be conducted through certain companies that are members of Liechtenstein Global Trust. The Portfolio's Board of Trustees has adopted procedures in conformity with Rule 17e-1 under the 1940 Act to ensure that all brokerage commissions paid to such affiliates are reasonable and fair in the context of the market in which they are operating. Any such transactions will be effected and related compensation paid only in accordance with applicable SEC regulations. The Portfolio for the fiscal years ended October 31, 1993, October 31, 1994, and October 31, 1995, paid aggregate brokerage commissions of $2,000, $24,000, and $0, respectively.

              The Portfolio engages in portfolio trading when LGT Asset Management concludes that the sale of a security owned by the Portfolio and/or the purchase of another security of better value can enhance principal and/or increase income. A security may be sold to avoid any prospective decline in market value, or a security may be purchased in anticipation of a market rise. Consistent with the Portfolio's investment objectives, a security also may be sold and a comparable security purchased coincidentally in order to take advantage of what is believed to be a disparity in the normal yield and price relationship between the two securities. Although the Portfolio generally does not intend to trade for short-term profits, the securities in the Portfolio's portfolio will be sold whenever LGT Asset Management believes it is appropriate to do so, without regard to the length of time a particular security may have been held. Higher portfolio turnover involves correspondingly greater transaction costs in the form of dealer spreads or brokerage commissions and other costs that the Portfolio will bear directly, and could result in the realization of net capital gains which would be taxable when distributed to shareholders. The Portfolio turnover rate for the Portfolio for the fiscal years ended October 31, 1995, 1994 and 1993, was 213%, 195% and 178%, respectively.


     Item 18.  Capital Stock and Other Securities.
     --------------------------------------------

              Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

              Each investor  is entitled to a  vote in proportion to  the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees of the Portfolio if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of their investment).

              The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), except that if the Trustees of the Portfolio recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to the amount of their investment) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets, if approved by the vote of two-thirds of its investors (with the vote of each being in proportion to the amount of their investment), or (ii) by the Trustees of the Portfolio by written notice to its investors.

              The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

              The Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The Declaration of Trust provides that the trustees and officers will be indemnified by the Portfolio against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

     Item 19.  Purchase, Redemption and Pricing of Securities.
     --------------------------------------------------------

              Beneficial  interests  in  the  Portfolio  are  issued  solely  in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended ("1933 Act"). Investments in the Portfolio may only be made by investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities which are "accredited investors" as defined in Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

              The Portfolio determines its net asset value as of the close of regular trading on the NYSE (currently 4:00 p.m. Eastern Time, unless weather, equipment failure or other factors contribute to an earlier closing time) each Business Day. Additions or reductions will be effected at the time of determination of net asset value next following the receipt of an order. The Portfolio's portfolio securities and other assets are valued as follows:


              Equity securities, including ADRs, ADSs and EDRs, which are traded on stock exchanges are valued at the last sale price on the exchange or in the principal over-the-counter market in which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. In cases where securities are traded on more than one exchange, the securities are valued on the exchange determined by LGT Asset Management to be the primary market.



              Long-term debt obligations are valued at the mean of representative quoted bid or asked prices for such securities or, if such prices are not available, at prices for securities of comparable maturity, quality and type; however, when LGT Asset Management deems it appropriate, prices obtained for the day of valuation from a bond pricing service will be used. Short-term debt investments are amortized to maturity based on their cost, adjusted for foreign exchange translation.



              Options on currencies purchased by the Portfolio are valued at their last bid price in the case of listed options or at the average of the last bid prices obtained from dealers, unless a quotation from only one dealer is available, in which case only that dealer's price will be used, in the case of OTC options. The value of each security denominated in a currency other than U.S. dollars will be translated into U.S. dollars at the prevailing market rate as determined by LGT Asset Management on that day.


              Securities and assets for which market quotations are not readily available (including restricted securities which are subject to limitations as to their sale) are valued at fair value as determined in good faith by or under the direction of the Portfolio's Board of Trustees. The valuation procedures applied in any specific instance are likely to vary from case to case. However, consideration is generally given to the financial position of the issuer and other fundamental analytical data relating to the investment and to the nature of the restrictions on disposition of the securities (including any registration expenses that might be borne in connection with such disposition). In addition, specific factors also are generally considered, such as the cost of the investment, the market value of any unrestricted securities of the same class (both at the time of purchase and at the time of valuation), the size of the holding, the prices of any recent transactions or offers with respect to such securities and any available analysts' reports regarding the issuer.

              Any  assets  or  liabilities  initially  denominated in  terms  of foreign currencies are translated into U.S. dollars at the official exchange rate or, alternatively, at the mean of the current bid and asked prices of such currencies against the U.S. dollar last quoted by a major bank that is a regular participant in the foreign exchange market or on the basis of a pricing service that takes into account the quotes provided by a number of such major banks. If neither of these alternatives is available or both are deemed not to provide a suitable methodology for converting a foreign currency into U.S. dollars, the Board of Trustees, in good faith, will establish a conversion rate for such currency.

              The Portfolio reserves the right, if conditions exist which make cash payments undesirable, to honor any request for redemption or repurchase order by making payment in whole or in part in readily marketable securities chosen by the Portfolio and valued as they are for purposes of computing the Portfolio's net asset value (a redemption in
     kind).    If  payment  is  made  in  securities,  an  investor  may   incur
     transaction expenses in converting these securities into cash. The Portfolio has elected, however, to be governed by Rule 18f-1 under the 1940 Act as a result of which the Portfolio is obligated to redeem beneficial interests with respect to any one investor during any 90 day period, solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Portfolio at the beginning of the period.

              Each  investor  in  the  Portfolio  may  add  to  or  reduce   its
     investment in the Portfolio on each day that the New York Stock Exchange is open for trading. At 4:00 p.m., Eastern Time, on each such day, the value of each investor's interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage representing that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions which are to be effected on that day will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m. on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m. on such day plus or minus, as the case may be, the amount of the net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio as of 4:00 p.m. on the following day the New York Stock Exchange is open for trading.

     Item 20.  Tax Status.
     --------------------

                              Taxation of the Portfolio

              The Portfolio is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership." As a result, the Portfolio is not subject to federal income tax; instead, the High Income Fund, as an investor in the Portfolio, is required to take into account in determining its federal income tax liability its share of the Portfolio's income, gains, losses, deductions and credits, without regard to whether it has received any cash distributions from the Portfolio. The Portfolio also is not subject to New York income or franchise tax.



              Because, as noted above, the High Income Fund is deemed to own a proportionate share of the Portfolio's assets, and to earn a proportionate share of the Portfolio's income, for purposes of determining whether that Fund satisfies the requirements to qualify as a RIC, the Portfolio intends to conduct its operations so that the High Income Fund will be able to satisfy all those requirements.



              Distributions to the High Income Fund from the Portfolio (whether pursuant to a partial or complete withdrawal or otherwise) will not result in that Fund's recognition of any gain or loss for federal income tax purposes, except that (1) gain will be recognized to the extent any cash that is distributed exceeds that Fund's basis for its interest in the Portfolio before the distribution, (2) income or gain will be recognized if the distribution is in liquidation of that Fund's entire interest in the Portfolio and includes a disproportionate share of any unrealized receivables held by the Portfolio, and (3) loss will be recognized if a liquidation distribution consists solely of cash and/or unrealized receivables. The High Income Fund's basis for its interest in the Portfolio generally will equal the amount of cash and the basis of any property that Fund invests in the Portfolio, increased by that Fund's share of the Portfolio's net income and gains and decreased by (a) the amount of cash and the basis of any property the Portfolio distributes to that Fund and (b) that Fund's share of the Portfolio's losses.



     Taxation of Certain Investment Activities



              Foreign Taxes. Interest and dividends received by the Portfolio may be subject to income, withholding or other taxes imposed by foreign countries and U.S. possessions that would reduce the yield on its securities. Tax conventions between certain countries and the United States may reduce or eliminate these foreign taxes, however, and many foreign countries do not impose taxes on capital gains in respect of investments by foreign investors. If more than 50% of the value of the Portfolio's total assets at the close of its taxable year consists of securities of foreign corporations, the Portfolio will be eligible to, and may, file an election with the Internal Revenue Service that will enable its shareholders, in effect, to receive the benefit of the foreign tax credit with respect to any foreign income taxes paid by it. Pursuant to the election, the Portfolio will treat those taxes as dividends paid to its shareholders and each shareholder will be required to (1) include in gross income, and treat as paid by him, his proportionate share of those taxes, (2) treat his share of those taxes and of any dividend paid by the Portfolio that represents income from foreign sources as his own income from those sources, and (3) either deduct the taxes deemed paid by him in computing his taxable income or, alternatively, use the foregoing information in calculating the foreign tax credit against his federal income tax. The Portfolio will report to its shareholders shortly after each taxable year their respective shares of the Portfolio's income.



              Passive Foreign Investment Companies. The Portfolio may invest in the stock of PFICs. A PFIC is a foreign corporation that, in general, meets either of the following tests: (1) at least 75% of its gross income is passive or (2) an average of at least 50% of its assets produce, or are held for the production of, passive income. Under certain circumstances, the Portfolio will be subject to federal income tax on a part of any "excess distribution" received by it on the stock of a PFIC or of any gain on the Portfolio's disposition of that stock (collectively "PFIC income"), plus interest thereon, even if the Portfolio distributes the PFIC income as a taxable dividend to its shareholders. The balance of the PFIC income will be included in the Portfolio's investment company taxable income and, accordingly, will not be taxable to the Fund to the extent that income is distributed to its shareholders.

              If the Portfolio invests in a PFIC and elects to treat the PFIC as a "qualified electing fund" ("QEF"), then in lieu of the foregoing tax and interest obligation, the Portfolio will be required to include in income each taxable year its pro rata share of the QEF's ordinary earnings and net capital gain (the excess of net long-term capital gain over net short-term capital loss) -- which most likely would have to be distributed to satisfy the Distribution Requirement and to avoid imposition of the Excise Tax -- even if those earnings and gain were not received thereby. In most instances it will be very difficult, if not impossible, to make this election because of certain requirements thereof.



              Pursuant to proposed regulations, an open-end RIC such as the Portfolio, would be entitled to elect to "mark-to-market" their stock in certain PFICs. "Marking-to-market," in this context, means recognizing as gain for each taxable year the excess, as of the end of that year, of the fair market value of each such PFIC's stock over the adjusted basis in that stock (including mark-to-market gain for each prior year for which an election was in effect).



              Options, Futures and Foreign Currency Transactions. The Portfolio's use of hedging transactions, such as selling (writing) and purchasing options and Futures Contracts and entering into Forward Contracts, involves complex rules that will determine, for federal income tax purposes, the character and timing of recognition of the gains and losses the Portfolio realizes in connection therewith. Income from foreign currencies (except certain gains therefrom that may be excluded by future regulations), and income from transactions in options, Futures and Forward Contracts derived by the Portfolio with respect to its business of investing in securities or foreign currencies, will qualify as permissible income under the Income Requirement for that Portfolio. However, income from the disposition by the Portfolio of options and Futures (other than those on foreign currencies) will be subject to the Short-Short Limitation for that Investor Fund if they are held for less than three months. Income from the disposition by the Portfolio of foreign currencies, and options, Futures and Forward Contracts on foreign currencies, that are not directly related to its principal business of investing in securities, also will be subject to the Short-Short Limitation for the Portfolio if they are held for less than three months.



              If the Portfolio satisfies certain requirements, any increase in value of a position that is part of a "designated hedge" will be offset by any decrease in value (whether realized or not) of the offsetting hedging position during the period of the hedge for purposes of determining whether that Portfolio satisfies the Short-Short Limitation. Thus, only the net gain (if any) from the designated hedge will be included in gross income for purposes of that limitation. Each Portfolio intends that, when it engages in hedging transactions, it will qualify for this treatment, but at the present time it is not clear whether this treatment will be available for all those transactions. To the extent this treatment is not available, the Portfolio may be forced to defer the closing out of certain options, Futures, Forward Contracts on foreign currency positions beyond the time when it otherwise would be advantageous to do so, in order for that Portfolio to continue to qualify as a RIC.



              Futures and Forward Contracts that are subject to Section 1256 of the Code (other than those that are part of a "mixed straddle") ("Section 1256 Contracts") and that are held by the Portfolio at the end of its taxable year generally will be deemed to have been sold at market value for federal income tax purposes. Sixty percent of any net gain or loss recognized on these deemed sales, and 60% of any net gain or loss realized from any actual sales of Section 1256 Contracts, will be treated as long-term capital gain or loss, and the balance will be treated as short-term capital gain or loss. Section 988 of the Code also may apply to foreign-currency-denominated debt securities and options, Futures and Forward Contracts on foreign currencies ("Section 988" gains or losses). Section 988 gain or loss generally is computed separately and treated as ordinary income or loss. In the case of overlap between sections 1256 and 988, special provisions determine the character and timing of any income, gain or loss. Each Portfolio attempts to monitor Section 988 transactions to minimize any adverse tax impact.


     Item 21.  Underwriters.
     ----------------------

              Not applicable.

     Item 22.  Calculation of Performance Data.
     -----------------------------------------

              Not applicable.

     Item 23.  Financial Statements.
     ------------------------------


              The financial statements of the Portfolio for the fiscal year ended October 31, 1995, and GT Global High Income Fund for the fiscal year ended October 31, 1995, included herein has been so included in reliance on the report of Coopers & Lybrand, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                          GLOBAL HIGH INCOME PORTFOLIO

                                   REPORT OF
                            INDEPENDENT ACCOUNTANTS

--------------------------------------------------------------------------------

ANNUAL REPORT

To the Shareholders and Board of Trustees of Global High Income Portfolio:

We have audited the accompanying statement of assets and liabilities of Global High Income Portfolio, including the portfolio of investments as of October 31, 1995, the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the supplementary data for each of the three years in the period then ended and for the period from October 22, 1992 (commencement of operations) to October 31, 1992. These financial statements and the supplementary data are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements and the supplementary data based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary data are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of October 31, 1995 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and the supplementary data referred to above present fairly, in all material respects, the financial position of Global High Income Portfolio as of October 31, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the supplementary data for each of the three years in the period then ended and for the period from October 22, 1992 (commencement of operations) to October 31, 1992, in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.
BOSTON, MASSACHUSETTS
DECEMBER 15, 1995

                          GLOBAL HIGH INCOME PORTFOLIO

                            PORTFOLIO OF INVESTMENTS

                                October 31, 1995

--------------------------------------------------------------------------------

                                                                         Principal         Market        % of Net
Fixed Income Investments                                    Currency       Amount          Value        Assets {d}
----------------------------------------------------------  --------   --------------   ------------   -------------
Government & Government Agency Obligations (70.7%)
  Argentina (10.7%)
    Republic of Argentina:
      Par Bond, 5% due 3/31/23=/= ........................   USD           35,000,000   $ 16,712,500         4.7
      Discount Bond, 6.875% due 3/31/23+ .................   USD           17,100,000      9,640,125         2.7
      BOCON Pre 2, 5.83% due 4/1/01[.] + .................   USD            5,676,301      4,631,910         1.3
      8.375% due 12/20/03 ................................   USD            6,240,000      4,539,600         1.3
      Floating Rate Bond, 6.8125% due 3/31/05+ ...........   USD            4,500,000      2,666,250         0.7
  Brazil (13.2%)
    Federal Republic of Brazil:
      Par Z-L Bond, 4.25% due 4/15/24=/= .................   USD           32,400,000     15,714,000         4.4
      C Bond, 4% due 4/15/14 (Effective rate at year end
       is 6.035%, including "payment-in-kind" shares.)[.]
       =/= ...............................................   USD           26,530,200     13,497,239         3.8
      New Money Bond Series L, 6.875% due 4/15/09+ .......   USD           10,500,000      6,168,750         1.7
      Debt Conversion Bond Series L, 6.875% due
       4/15/12+ ..........................................   USD           11,000,000      6,036,250         1.7
      IDU Notes, 6.6875% due 1/1/01+ .....................   USD            6,536,000      5,580,110         1.6
  Bulgaria (4.8%)
    Bulgaria:
      Discount Bond Series A, 6.75% due 7/28/24 -
       Euro+  ............................................   USD           13,032,000      6,564,870         1.8
      Front Loaded Interest Reduction Bond Series A, 2%
       due 7/28/12=/= ....................................   USD           21,000,000      5,880,000         1.6
      Discount Bond Series A, 6.75% due 7/28/24 - 144A+
       {.} ...............................................   USD            7,468,426      3,762,220         1.0
    Discount Bond Series B, 7.25% due 7/28/24 - Euro+ ....   USD            3,000,000      1,518,750         0.4
  Costa Rica (2.4%)
    Banco Central de Costa Rica:
      Interest Bond Series A, 6.76563% due 5/21/05+ ......   USD            8,876,432      7,056,763         2.0
      Principal Bond Series A, 6.25% due 5/21/10 .........   USD            2,700,000      1,579,500         0.4
  Ecuador (4.1%)
    Ecuador:
      Par Bond, 3% due 2/28/25 - 144A=/= {.} .............   USD           17,000,000      5,652,500         1.6
      Par Bond, 3% due 2/28/25 - Euro=/= .................   USD           10,750,000      3,574,375         1.0
      Past Due Interest Bond, 3% due 2/27/15 - 144A
       (Effective rate at year end is 4.27%, including
       "payment-in-kind" shares.)[.] + {.}  ..............   USD            8,883,865      2,953,885         0.8
      Discount Bond, 6.8125% due 2/28/25 - Euro+ .........   USD            3,500,000      1,741,250         0.5
      Earned Interest Bond, 6.75% due 12/21/04 - 144A+
       {.} ...............................................   USD            1,330,875        805,179         0.2
  Mexico (8.3%)
    United Mexican States:
      Par Bond Series B, 6.25% due 12/31/19+/+ ...........   USD           30,250,000     17,828,594         5.0
      Par Bond Series A, 6.25% due 12/31/19+/+ ...........   USD           15,500,000      9,135,313         2.5
      Discount Bond Series A, 6.76563% due 12/31/19+
       +/+ ...............................................   USD            4,500,000      3,015,000         0.8

    The accompanying notes are an integral part of the financial statements.


                          GLOBAL HIGH INCOME PORTFOLIO

                                                                         Principal         Market        % of Net
Fixed Income Investments                                    Currency       Amount          Value        Assets {d}
----------------------------------------------------------  --------   --------------   ------------   -------------
Government & Government Agency Obligations (Continued)
  Nigeria (3.9%)
    Central Bank of Nigeria, Par Bond, 6.25% due
     11/15/20=/= +/+  ....................................   USD           28,750,000   $ 13,458,594         3.7
    Nigeria Promissory Notes, 5.092% due 1/5/10=/=  ......   USD            2,500,000        912,500         0.2
  Panama (0.5%)
    Panama, Interest Reduction Bond, When-issued - 3.5%,
     due 6/30/14 - 144A=/= {.} -/- .......................   USD            4,700,000      1,809,500         0.5
  Philippines (3.9%)
    Central Bank of the Philippines:
      Par Bond Series B, 5.75% due 12/1/17=/= ............   USD           16,000,000     11,740,000         3.3
      Front Loaded Interest Reduction Bond Series B, 5%
       due 6/1/08=/= .....................................   USD            3,000,000      2,295,000         0.6
  Poland (10.1%)
    Poland:
      Past Due Interest Bond, 3.75% due 10/27/14 - 144A=/=
       {.} ...............................................   USD           25,162,000     15,914,965         4.4
      Discount Bond, 6.875% due 10/27/24 - Euro+ .........   USD           19,967,000     15,299,714         4.3
      Past Due Interest Bond, 3.75% due 10/27/14 -
       Euro=/= ...........................................   USD            8,000,000      5,160,000         1.4
  South Africa (3.2%)
    Republic of South Africa:
      11.5% due 5/30/00  .................................   ZAR           30,050,000      7,442,247         2.1
      9.625% due 12/15/99 ................................   USD            3,600,000      3,834,000         1.1
  Uruguay (1.5%)
    Banco Central del Uruguay:
      New Money Bond, 6.875% due 2/18/06+ ................   USD            3,750,000      2,718,750         0.8
      Par Bond Series A, 6.75% due 2/18/21+/+ ............   USD            2,290,000      1,431,250         0.4
      Par Bond Series B, 6.75% due 2/18/21+/+ ............   USD            1,500,000        937,500         0.3
  Venezuela (4.1%)
    Republic of Venezuela:
      Discount Bond Series A, 6.6875% due 3/31/20+ +/+ ...   USD            9,925,000      5,260,250         1.5
      Discount Bond Series B, 6.9375% due 3/31/20+ +/+ ...   USD            7,000,000      3,710,000         1.0
      Par Bond Series A, 6.75% due 3/31/20+/+ ............   USD            5,750,000      2,972,031         0.8
      Front Loaded Interest Reduction Bond Series A,
       6.8125% due 3/31/07+ ..............................   USD            2,750,000      1,381,875         0.4
      Par Bond Series B, 6.75% due 3/31/20+/+ ............   USD            2,500,000      1,292,188         0.4
                                                                                        ------------
Total Government & Government Agency Obligations (cost
 $242,911,251) ...........................................                               253,825,297
                                                                                        ------------
Sovereign Debt (11.5%)
  Morocco (4.7%)
    Kingdom of Morocco, Tranche A Loan Agreement, 6.6875%
     due 1/1/09+  ........................................   USD           28,000,000     16,712,500         4.7
  Peru (2.0%)
    Peru Loan Agreement ** -/- ...........................   USD            9,200,000      6,348,000         1.8
    Peru Loan Agreement (Citibank Issued) ** -/-  ........   USD            1,000,000        690,000         0.2
  Russia (4.8%)
    Bank for Foreign Economic Affairs (Vnesheconombank)
     Loan Agreement ** -/- ...............................   USD           53,000,000     17,157,425         4.8
                                                                                        ------------
Total Sovereign Debt (cost $39,833,286) ..................                                40,907,925
                                                                                        ------------

    The accompanying notes are an integral part of the financial statements.


                          GLOBAL HIGH INCOME PORTFOLIO

                                                                         Principal         Market        % of Net
Fixed Income Investments                                    Currency       Amount          Value        Assets {d}
----------------------------------------------------------  --------   --------------   ------------   -------------
Corporate Bonds (6.4%)
  Brazil (0.8%)
    Banco BCN - BCN Leasing, 11% due 6/9/97 - 144A{.} ....   USD            3,000,000   $  2,955,000         0.8
  Colombia (0.4%)
    Oleoducto Central S.A. (OCENSA), 9.35% due 9/1/05 -
     144A{.} .............................................   USD            1,500,000      1,511,250         0.4
  Hong Kong (0.4%)
    Pacific Concord Finance Ltd., Convertible Bond, 4.75%
     due 12/10/98 ........................................   USD            2,000,000      1,590,000         0.4
  India (0.2%)
    Reliance Industries Ltd., 8.125% due 9/27/05 -
     144A{.} .............................................   USD              700,000        705,250         0.2
  Indonesia (2.6%)
    PT Polysindo Eka Perkasa, effective yield 23.23%, due
     7/27/97 .............................................   IDR       12,000,000,000      3,766,520         1.0
    Dharmala Sakti Sejahtera Promissory Note, effective
     yield 23.10%, due 6/9/97 ............................   IDR        9,000,000,000      2,892,291         0.8
    PT Tjiwi Kimia, 13.25% due 8/1/01 ....................   USD            1,000,000      1,097,500         0.3
    Asia Pulp & Paper International Finance Co., Ltd.,
     11.75% due 10/1/05  .................................   USD            1,000,000      1,025,939         0.3
    PT Indah Kiat, 8.875% due 11/1/00  ...................   USD              800,000        768,000         0.2
  Malaysia (0.5%)
    Aokam Perdana Bhd., Convertible Bond, 3.5% due
     6/13/04 .............................................   USD            2,000,000      1,630,000         0.5
  Philippines (0.9%)
    Philippine Long Distance Telephone, 9.875% due
     8/1/05 ..............................................   USD            2,000,000      2,085,000         0.6
    Philippine National Power, 9% due 7/5/02 .............   USD            1,000,000      1,030,000         0.3
  South Africa (0.6%)
    Sappi BVI Finance Ltd., Convertible Bond, 7.5% due
     8/1/02 - 144A{.} ....................................   USD            2,000,000      2,030,000         0.6
                                                                                        ------------
Total Corporate Bonds (cost $23,474,518)  ................                                23,086,750
                                                                                        ------------
Structured Notes (1.2%)
  Argentina (1.2%)
    Republic of Argentina, BOCON Pre 2 Linked Note,
     13.875%due 4/2/01 (Issued by Bankers Trust New York
     Corporation. The underlying asset is Republic of
     Argentina BOCON Pre 2.) (cost $5,000,000)  ..........   USD            5,000,000      4,259,500         1.2
                                                                                        ------------       -----

TOTAL FIXED INCOME INVESTMENTS (cost $311,219,055) .......                               322,079,472        89.8
                                                                                        ------------       -----

                                                                         Principal         Market        % of Net
Short-Term Investments                                      Currency       Amount          Value        Assets {d}
----------------------------------------------------------  --------   --------------   ------------   -------------
Treasury Bills (3.7%)
  Mexico (3.7%)
    Mexican Cetes: .......................................   MXN                   --             --         3.7
      Effective yield 47.33%, due 3/20/96  ...............   --            54,000,000      6,405,219          --
      Effective yield 47.57%, due 3/28/96  ...............   --            31,000,000      3,641,716          --
      Effective yield 45.14%, due 9/26/96  ...............   --            33,500,000      3,328,027          --
                                                                                        ------------
Total Treasury Bills (cost $15,091,791)  .................                                13,374,962
                                                                                        ------------

    The accompanying notes are an integral part of the financial statements.

                          GLOBAL HIGH INCOME PORTFOLIO

                                                                         Principal         Market        % of Net
Short-Term Investments                                      Currency       Amount          Value        Assets {d}
----------------------------------------------------------  --------   --------------   ------------   -------------
Commercial Paper - Discounted (0.5%)
  Indonesia (0.5%)
    PT Indah Kiat Pulp & Paper Corp., effective
     yield16.88%, due 3/21/96 (cost $1,693,821)   ........   IDR        4,000,000,000   $  1,652,844         0.5
                                                                                        ------------       -----

TOTAL SHORT-TERM INVESTMENTS (cost $16,785,612) ..........                                15,027,806         4.2
                                                                                        ------------       -----

                                                                                           Market        % of Net
Repurchase Agreement                                                                       Value        Assets {d}
----------------------------------------------------------                              ------------   -------------
  Dated October 31, 1995 with State Street Bank & Trust
   Company, due November 1, 1995, for an effective yield
   of 5.80% collateralized by $3,640,000 U.S. Treasury
   Strips, due 2/15/02 (market value of collateral is
   $2,519,129, including accrued interest). (cost
   $2,438,393)  ..........................................                                 2,438,393         0.7
                                                                                        ------------       -----

TOTAL INVESTMENTS (cost $330,443,060) ....................                               339,545,671        94.7
Other Assets and Liabilities .............................                                19,135,095         5.3
                                                                                        ------------       -----

NET ASSETS ...............................................                              $358,680,766       100.0
                                                                                        ------------       -----
                                                                                        ------------       -----

----------------
        {d}  Percentages indicated are based on net assets of $358,680,766.
          + The coupon rate shown on floating rate note represents the rate at period end.
        -/-  Non-income producing security.
         **  Underlying loan agreement currently in default.
        {.} Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers.
        [.]  Bond pays stated or additional interest with "payment-in-kind"
             (PIK) shares.
        =/= The coupon rate shown on step-up coupon bond represents the rate at period end.
        +/+  Issued with detachable warrants or value recovery rights. The current market value of each warrant or right is zero.
          *  For Federal income tax purposes, cost is $334,925,427 and appreciation (depreciation) is as follows:

                 Unrealized appreciation:         $  17,054,207
                 Unrealized depreciation:           (12,433,963)
                                                  -------------
                 Net unrealized appreciation:     $   4,620,244
                                                  -------------
                                                  -------------

    The accompanying notes are an integral part of the financial statements.


                          GLOBAL HIGH INCOME PORTFOLIO

                              STATEMENT OF ASSETS
                                AND LIABILITIES

                                October 31, 1995

--------------------------------------------------------------------------------

Assets:
  Investments in securities, at value (cost
   $330,443,060) (Note 1)...........................     $339,545,671
  U.S. currency.....................................              658
  Receivable for securities sold....................       14,709,780
  Interest receivable...............................        9,226,637
  Unamortized organizational costs (Note 1).........            9,886
                                                         ------------
    Total assets....................................      363,492,632
                                                         ------------
Liabilities:
  Payable for securities purchased..................        4,448,672
  Payable for investment management and
   administration fees (Note 2).....................          209,120
  Payable for custodian fees (Note 1)...............           25,012
  Payable for printing and postage expenses.........           22,733
  Payable for professional fees.....................           19,894
  Payable for Trustees' fees and expenses (Note
   2)...............................................            2,815
  Other accrued expenses............................           83,620
                                                         ------------
    Total liabilities...............................        4,811,866
                                                         ------------
Net assets..........................................     $358,680,766
                                                         ------------
                                                         ------------
Net assets consist of:
  Paid in capital...................................     $323,645,829
  Undistributed net investment income...............       78,582,766
  Accumulated net realized loss on investments and
   foreign currency transactions....................      (52,656,675)
  Net unrealized appreciation on translation of
   assets and liabilities in foreign currencies.....            6,235
  Net unrealized appreciation of investments........        9,102,611
                                                         ------------
Total -- representing net assets applicable to
 shares of beneficial interest outstanding..........     $358,680,766
                                                         ------------
                                                         ------------

    The accompanying notes are an integral part of the financial statements.

                          GLOBAL HIGH INCOME PORTFOLIO

                            STATEMENT OF OPERATIONS

                          Year ended October 31, 1995

--------------------------------------------------------------------------------

Investment income: (Note 1)
  Interest income (net of foreign withholding tax of
   $37,276)...................................................     $ 46,834,087
                                                                   ------------
    Total investment income...................................       46,834,087
                                                                   ------------
Expenses:
  Investment management and administration fees (Note 2)......        2,411,786
  Custodian fees (Note 1).....................................          230,918
  Legal fees..................................................           16,972
  Audit fees..................................................           15,550
  Trustees' fees and expenses (Note 2)........................            6,935
  Amortization of organization costs (Note 1).................            4,997
  Printing and postage expenses...............................            2,520
  Other expenses..............................................            7,300
                                                                   ------------
  Total expenses..............................................        2,696,978
                                                                   ------------
Net investment income.........................................       44,137,109
                                                                   ------------
Net realized and unrealized gain (loss) on
investments and foreign currencies: (Note 1)
  Net realized loss on investments...........     $(61,405,151)
  Net realized loss on foreign currency
   transactions..............................         (707,803)
                                                  ------------
    Net realized loss during the year.........................      (62,112,954)
  Net change in unrealized appreciation on
   translation of assets and liabilities in
   foreign currencies........................             (302)
  Net change in unrealized appreciation of
   investments...............................       24,969,840
                                                  ------------
    Net unrealized appreciation during the year...............       24,969,538
                                                                   ------------
Net realized and unrealized loss on investments and foreign
 currencies...................................................      (37,143,416)
                                                                   ------------
Net increase in net assets resulting from operations..........     $  6,993,693
                                                                   ------------
                                                                   ------------

    The accompanying notes are an integral part of the financial statements.

                          GLOBAL HIGH INCOME PORTFOLIO

                       STATEMENT OF CHANGES IN NET ASSETS

--------------------------------------------------------------------------------

                                                     YEAR ENDED             YEAR ENDED
                                                  OCTOBER 31, 1995       OCTOBER 31, 1994
                                                  -----------------      -----------------
Increase (Decrease) in net assets
Operations:
  Net investment income......................       $  44,137,109          $  27,856,747
  Net realized loss on investments and
   foreign currency transactions.............         (62,112,954)              (170,977)
  Net change in unrealized appreciation
   (depreciation) on translation of assets
   and liabilities in foreign currencies.....                (302)              (517,677)
  Net change in unrealized appreciation
   (depreciation) of investments.............          24,969,840            (39,147,073)
                                                  -----------------      -----------------
    Net increase (decrease) in net assets
     resulting from operations...............           6,993,693            (11,978,980)
Beneficial interest transactions:
  Contributions..............................         322,934,028            632,988,502
  Withdrawals................................        (372,158,223)          (476,837,876)
                                                  -----------------      -----------------
    Net increase (decrease) from beneficial
     interest transactions...................         (49,224,195)           156,150,626
                                                  -----------------      -----------------
Total increase (decrease) in net assets......         (42,230,502)           144,171,646
Net assets:
  Beginning of year..........................         400,911,268            256,739,622
                                                  -----------------      -----------------
  End of year................................       $ 358,680,766          $ 400,911,268
                                                  -----------------      -----------------
                                                  -----------------      -----------------

    The accompanying notes are an integral part of the financial statements.

                          GLOBAL HIGH INCOME PORTFOLIO

                               SUPPLEMENTARY DATA

--------------------------------------------------------------------------------
Contained below are ratios and supplemental data that have been derived from information provided in the financial statements.

                                                                                   OCTOBER 22, 1992
                                                 YEAR ENDED OCTOBER 31,            (COMMENCEMENT OF
                                          -------------------------------------     OPERATIONS) TO
                                             1995         1994         1993        OCTOBER 31, 1992
                                          -----------  -----------  -----------  --------------------
Ratios and supplemental data:
Net assets, end of period (in 000's)....  $  358,681   $  400,911   $  256,740        $     200
Ratio of net investment income to
 average net assets.....................        12.8%        7.93%         8.0%             N/A(a)
Ratio of expenses to average net
 assets.................................        0.78%        0.72%         0.9%             N/A(a)
Ratio of interest expense to average net
 assets.................................         N/A         0.22%         N/A              N/A
Portfolio turnover rate.................         213%         178%         195%            none

----------------

(a)  Ratios are not meaningful due to short period of operation.

    The accompanying notes are an integral part of the financial statements.

                          GLOBAL HIGH INCOME PORTFOLIO

                                    NOTES TO
                              FINANCIAL STATEMENTS

                                October 31, 1995

--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES
Global High Income Portfolio ("Portfolio") is organized as a New York Trust and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a non-diversified, open-end management investment company. The following is a summary of significant accounting policies consistently followed by the Portfolio in the preparation of the financial statements. The policies are in conformity with generally accepted accounting principles.

(A)  PORTFOLIO VALUATION
The Portfolio calculates the net asset value of and completes orders to purchase or repurchase Portfolio shares of beneficial interest on each business day, with the exception of those days on which the New York Stock Exchange is closed.

Equity securities are valued at the last sale price on the exchange on which such securities are traded, or on the principal over-the-counter market on which such securities are traded, as of the close of business on the day the securities are being valued, or, lacking any sales, at the last available bid price. In cases where securities are traded on more than one exchange, the securities are valued on the exchange determined by G.T. Capital Management, Inc. ("G.T. Capital") to be the primary market.

Fixed income investments are valued at the mean of representative quoted bid and ask prices for such investments or, if such prices are not available, at prices for investments of comparative maturity, quality and type; however, when G.T. Capital deems it appropriate, prices obtained for the day of valuation from a bond pricing service will be used. Short-term investments with a maturity of 60 days or less are valued at amortized cost adjusted for foreign exchange translation and market fluctuation, if any.

Investments for which market quotations are not readily available (including restricted securities which are subject to limitations on their sale) are valued at fair value as determined in good faith by or under the direction of the Portfolio's Board of Trustees.

Portfolio securities which are primarily traded on foreign exchanges are generally valued at the preceding closing values of such securities on their respective exchanges, and those values are then translated into U.S. dollars at the current exchange rates, except that when an occurrence subsequent to the time a value was so established is likely to have materially changed such value, then the fair value of those securities will be determined by consideration of other factors by or under the direction of the Portfolio's Board of Trustees.

(B)  FOREIGN CURRENCY TRANSLATIONS
The accounting records of the Portfolio are maintained in U.S. dollars. The market values of foreign securities, currency holdings, and other assets and liabilities are recorded in the books and records of the Portfolio after translation to U.S. dollars based on the exchange rates on that day. The cost of each security is determined using historical exchange rates. Income and withholding taxes are translated at prevailing exchange rates when earned or incurred.

The Portfolio does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Reported net realized foreign exchange gains or losses arise from sales and maturities of short-term securities, sales of forward foreign currency contracts, sales of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Portfolio's books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains or losses arise from changes in the value of assets and liabilities other than investments in securities at year end, resulting from changes in exchange rates.

(C)  REPURCHASE AGREEMENTS
With respect to repurchase agreements entered into by the Portfolio, it is the Portfolio's policy to always receive, as collateral, United States government securities or other high quality debt securities of which the value, including accrued interest, is at least equal to the amount to be repaid to the Portfolio under each agreement at its maturity.

                          GLOBAL HIGH INCOME PORTFOLIO

(D)  FORWARD FOREIGN CURRENCY CONTRACTS
A forward foreign currency contract ("Forward") is an agreement between two parties to buy and sell a currency at a set price on a future date. The market value of the Forward Contract fluctuates with changes in currency exchange rates. The Forward Contract is marked-to-market daily and the change in market value is recorded by the Portfolio as an unrealized gain or loss. When the Forward Contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed. Forward Contracts involve market risk in excess of the amounts shown in the Portfolio's "Statement of Assets and Liabilities." The Portfolio could be exposed to risk if a counterparty is unable to meet the terms of the contract or if the value of the currency changes unfavorably. The Portfolio may enter into Forward Contracts in connection with planned purchases or sales of securities, or to hedge against adverse fluctuations in exchange rates between currencies.

(E)  OPTION ACCOUNTING PRINCIPLES
When the Portfolio writes a call or put option, an amount equal to the premium received is included in the Portfolio's "Statement of Assets and Liabilities" as an asset and an equivalent liability. The amount of the liability is subsequently marked-to-market to reflect the current market value of the option. The current market value of an option listed on a traded exchange is valued at its last bid price, or, in the case of an over-the-counter option, is valued at the average of the last bid prices obtained from brokers. If an option expires on its stipulated expiration date or if the Portfolio enters into a closing purchase transaction, a gain or loss is realized without regard to any unrealized gain or loss on the underlying security, and the liability related to such option is extinguished. If a written call option is exercised, a gain or loss is realized from the sale of the underlying security and the proceeds of the sale are increased by the premium originally received. If a written put option is exercised, the cost of the underlying security purchased would be decreased by the premium originally received. The Portfolio can write options only on a covered basis, which, for a call, requires that the portfolio hold the underlying security and, for a put, requires the Portfolio to set aside cash, U.S. government securities, or other liquid, high-grade debt securities in an amount not less than the exercise price or otherwise provide adequate cover at all times while the put option is outstanding. The Portfolio may use options to manage its exposure to the bond market and to fluctuations in currency values or interest rates.

The premium paid by the Portfolio for the purchase of a call or put option is included in the Portfolio's "Statement of Assets and Liabilities" as an investment and subsequently "marked-to-market" to reflect the current market value of the option. If an option which the Portfolio has purchased expires on the stipulated expiration date, the Portfolio realizes a loss in the amount of the cost of the option. If the Portfolio enters into a closing sale transaction, the Portfolio realizes a gain or loss, depending on whether proceeds from the closing sale transaction are greater or less than the cost of the option. If the Portfolio exercises a call option, the cost of the securities acquired by exercising the call is increased by the premium paid to buy the call. If the Portfolio exercises a put option, it realizes a gain or loss from the sale of the underlying security, and the proceeds from such sale are decreased by the premium originally paid.

The risk associated with purchasing options is limited to the premium originally paid. The risk in writing a call option is that the Portfolio may forego the opportunity of profit if the market value of the underlying security or index increases and the option is exercised. The risk in writing a put option is that the Portfolio may incur a loss if the market value of the underlying security or index decreases and the option is exercised. In addition, there is the risk the Portfolio may not be able to enter into a closing transaction because of an illiquid secondary market.

(F)  FUTURES CONTRACTS
A futures contract is an agreement between two parties to buy and sell a security at a set price on a future date. Upon entering into such a contract the Portfolio is required to pledge to the broker an amount of cash or securities equal to the minimum "initial margin" requirements of the exchange on which the contract is traded. Pursuant to the contract, the Portfolio agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as "variation margin" and are recorded by the Portfolio as unrealized gains or losses. When the contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. The potential risk to the Portfolio is that the change in value of the underlying securities may not correlate to the change in value of the contracts. The Portfolio may use futures contracts to manage its exposure to the bond market and to fluctuations in currency values or interest rates.

                          GLOBAL HIGH INCOME PORTFOLIO

(G) SECURITY TRANSACTIONS AND RELATED INVESTMENT INCOME
Security transactions are accounted for on the trade date (date the order to buy or sell is executed). The cost of securities sold is determined on a first-in, first-out basis, unless otherwise specified. Dividends are recorded on the ex-dividend date. Interest income is recorded on the accrual basis. Where a high level of uncertainty exists as to its collection, income is recorded net of all withholding tax with any rebate recorded when received. The Portfolio may trade securities on other than normal settlement terms. This may increase the risk if the other party to the transaction fails to deliver and causes the Portfolio to subsequently invest at less advantageous prices.

(H)  PORTFOLIO SECURITIES LOANED
For international securities, cash collateral is received by the Portfolio against loaned securities in an amount at least equal to 105% of the market value of the loaned securities at the inception of each loan. This collateral must be maintained at not less than 103% of the market value of the loaned securities during the period of the loan. For domestic securities, cash collateral is received by the Portfolio against loaned securities in an amount at least equal to 102% of the market value of the loaned securities at the inception of each loan, and is maintained at this level during the period of the loan. For the year ended October 31, 1995, the Portfolio received fees of $929 which were used to reduce the Fund's custodian fees. At October 31, 1995, there were no securities on loan to brokers.

(I)  TAXES
It is the policy of the Portfolio to meet the requirements of the Internal Revenue Code of 1986, as amended ("Code"). Therefore, no provision has been made for Federal taxes on income, capital gains, or unrealized appreciation of securities held.

(J)  DEFERRED ORGANIZATIONAL EXPENSES
Expenses incurred by the Portfolio in connection with its organization, its registration with the Securities and Exchange Commission and with various states and the initial public offering of its shares aggregated $25,000. These expenses are being amortized on a straightline basis over a five-year period.

(K)  FOREIGN SECURITIES
There are certain additional considerations and risks associated with investing in foreign securities and currency transactions that are not inherent with investments of domestic origin. The Portfolio's investment in emerging market countries may involve greater risks than investments in more developed markets and the price of such investments may be volatile. These risks of investing in foreign and emerging markets may include foreign currency exchange rate fluctuations, perceived credit risk, adverse political and economic developments and possible adverse foreign government intervention.

(L)  INDEXED SECURITIES
The Portfolio may invest in indexed securities whose value is linked either directly or indirectly to changes in foreign currencies, interest rates, equities, indices, or other reference instruments. Indexed securities may be more volatile than the reference instrument itself, but any loss is limited to the amount of the original investment.

(M)  RESTRICTED SECURITIES
The Portfolio is permitted to invest in privately placed restricted securities. These securities may be resold in transactions exempt from registration or to the public if the securities are registered. Disposal of these securities may involve time-consuming negotiations and expense, and prompt sale at an acceptable price may be difficult.

2. RELATED PARTIES
G.T. Capital is the Portfolio's investment manager and administrator. The Portfolio pays investment management and administration fees to G.T. Capital at the annualized rate of 0.475% on the first $500 million of average daily net assets of the Portfolio; 0.45% on the next $1 billion; 0.425% on the next $1 billion; and 0.40% on amounts thereafter, plus 2% of the Portfolio's total investment income calculated in accordance with generally accepted accounting principles, adjusted daily for currency revaluations, on a mark to market basis, of the Portfolio's assets; provided, however, that during any fiscal year this amount shall not exceed 2% of the Portfolio's total investment income calculated in accordance with generally accepted accounting principles. These fees are computed daily and paid monthly.

The Portfolio pays each of its Trustees who is not an employee, officer or director of G.T. Capital, G.T. Global or G.T. Services $500 per year plus $150 for each meeting of the board or any committee thereof attended by the Trustees.

At October 31, 1995, all of the shares of beneficial interest of the Portfolio were owned either by G.T. Global High Income Fund or G.T. Capital.

3. PURCHASES AND SALES OF SECURITIES
For the year ended October 31, 1995, purchases and sales of investment securities by the Portfolio, other than U.S. government obligations and short-term investments, aggregated $528,728,519 and $504,864,711, respectively. Purchases and sales of U.S. government obligations by the Portfolio aggregated $128,514,376 and $145,460,470, respectively.

                          GLOBAL HIGH INCOME PORTFOLIO

4. WRITTEN OPTIONS:
The Portfolio's written options contract activity for the year ended October 31, 1995 was as follows:

                      COVERED CALL AND PUT OPTIONS WRITTEN

                                                                              UNDERLYING
                                                                                NOMINAL
                                                                                AMOUNT           PREMIUMS
                                                                             -------------      -----------
Options outstanding at October 31, 1994....................................             0       $        0
Options written............................................................    12,500,000          111,000
Options cancelled in closing purchase transactions.........................             0                0
Options expired prior to exercise..........................................   (12,500,000)        (111,000)
Options exercised..........................................................             0                0
                                                                             -------------      -----------
Options outstanding at October 31, 1995....................................             0       $        0
                                                                             -------------      -----------
                                                                             -------------      -----------

                                       PART C


     Item 24.  Financial Statements and Exhibits.
     -------------------------------------------


              (a)     Financial   Statements   --   The   following    financial
     statements as of October 31, 1995, and for the fiscal year ended for Global High Income Portfolio and GT Global High Income Fund are included herewith:


                      -- Reports of Independent Accountants
                      -- Portfolios of Investments
                      -- Statements of Assets and Liabilities
                      -- Statements of Operations
                      -- Statements of Changes in Net Assets
                      -- Per Share Income and Capital Changes
                      -- Notes to Financial Statements

              (b)     Exhibits

                      1.       Declaration of Trust of the Registrant.(1)

                      2.       By-Laws of the Registrant.(1)

                      5. Investment Management and Administration Contract between the Registrant and LGT Asset Management, Inc.(2)

                      8.       Form   of   Custodian   Agreement   between   the
                               Registrant  and  State  Street  Bank   and  Trust
                               Company -- (3)

                      11.      Consent  of   Coopers  &   Lybrand,   Independent
                               Accountants -- Filed herewith

                      13.      Investment  representation   letters  of  initial
                               investors (2)

     _____________________

     (1) Incorporated by reference to the identically enumerated Exhibit of the Registration Statement on Form N-1A, filed on October 21, 1992.

     (2) Incorporated by reference to the identically enumerated Exhibit of the Amendment to the Registration Statement on Form N-1A, filed on March 1, 1993.

     (3) Incorporated by reference to the identically enumerated Exhibit of the Amendment to the Registration Statement on Form N-1A, filed on February 28, 1995.

     Item 25.  Persons Controlled by or under Common Control with Registrant.
     -----------------------------------------------------------------------

              Not applicable.

     Item 26.  Number of Holders of Securities.
     -----------------------------------------

                      (1)                                                (2)
              Title of Class                    Number of Record Holders

              Beneficial Interests              2 (as of February 14, 1996)


     Item 27.  Indemnification.
     -------------------------

              Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as Exhibit 1 to this Registration Statement.

              The Trustees and officers of the Registrant are insured under an errors and omissions liability insurance policy and under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940.

     Item 28.  Business and Other Connections of Investment Adviser.
     --------------------------------------------------------------

              See the material under Item 5 (Management of the Fund) included in Part A of this Registration Statement and the material under Items 14 (Management of the Fund) and 16 (Investment Advisory and Other Services) included in Part B of this Registration Statement. Information as to the directors and officers of LGT Asset Management, Inc., Registrant's investment manager, is included in such manager's Form ADV (File No. 801-10254), filed with the Commission, which is incorporated herein by reference thereto.


     Item 29.  Principal Underwriters.
     --------------------------------

              Not applicable.

     Item 30.  Location of Accounts and Records.
     ------------------------------------------

              Accounts, books and other records required by Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended, are maintained and held in the offices of the Registrant and its investment manager, LGT Asset Management, Inc., 50 California Street, 27th Floor, San Francisco, California 94111.

              Records covering shareholder accounts and portfolio transactions are also maintained and kept by the Registrant's Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110.


     Item 31.  Management Services.
     -----------------------------

              Not applicable.

     Item 32.  Undertakings.
     ----------------------

              Not applicable.

                                      SIGNATURE


              Pursuant to the requirements of the Investment Company Act of 1940, the Global High Income Portfolio has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Francisco, and the State of California, on the 28th day of February, 1996.

                                       GLOBAL HIGH INCOME PORTFOLIO



                                       By:  /s/ Helge K. Lee
                                           ---------------------------------
                                                Helge K. Lee
                                                Vice President and Secretary

                                  INDEX TO EXHIBITS


     Exhibit No.                       Description of Exhibit

              1.      Declaration of Trust of the Registrant.(1)

              2.      By-Laws of the Registrant.(1)

              5. Investment Management and Administration Contract between the Registrant and LGT Asset Management, Inc.(2)

              8. Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company -- (3)

              11. Consent of Coopers & Lybrand, Independent Accountants -- Filed herewith

              13.     Investment    representation     letters    of     initial
                      investors (2)

     _____________________

     (1) Incorporated by reference to the identically enumerated Exhibit of the Registration Statement on Form N-1A, filed on October 21, 1992.

     (2) Incorporated by reference to the identically enumerated Exhibit of the Amendment to the Registration Statement on Form N-1A, filed on March 1, 1993.

     (3) Incorporated by reference to the identically enumerated Exhibit of the Amendment to the Registration Statement on Form N-1A, filed on February 28, 1995.